Exhibit 10.116

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT MARKED WITH [***] HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Confidential

Execution Copy

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

BIOVAIL LABORATORIES INTERNATIONAL SRL, AS BUYER,

AND

CORTEX PHARMACEUTICALS, INC., AS SELLER

TABLE OF CONTENTS (Cont.)

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

ii

TABLE OF CONTENTS (Cont.)

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of March 25, 2010 (the “Effective Date”), is made by and between Cortex Pharmaceuticals, Inc., a Delaware corporation (“Seller”) and Biovail Laboratories International SRL, an international society with restricted liability organized under the laws of Barbados (“Buyer”). Buyer and Seller may be referred to herein each individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller owns or has license rights to certain pharmaceutical compounds, including the Primary AMPAKINE® Compounds (as hereinafter defined) and the Other AMPAKINE® Compounds (as hereinafter defined), which are being or may be developed, among other things, for use in the prevention and/or treatment of RD (as hereinafter defined) or vaso-occlusive crises associated with sickle cell disease (the “Field”);

WHEREAS, Buyer is a pharmaceutical company with expertise and experience in researching, developing, manufacturing and commercializing pharmaceutical products;

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to transfer to Buyer and Buyer desires to acquire Seller’s interest in certain assets relating to the Compounds (as defined herein); and

WHEREAS, Buyer and Seller are simultaneously entering into the Seller License Agreement (as hereinafter defined) for the license back to Seller of certain of the Acquired Assets (as hereinafter defined) for use outside the Field.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1. Definitions. The capitalized terms used in this Agreement have the respective meanings ascribed to them as follows:

“508 Application” means the Patent application [***].

“254 Application” means the Patent application [***] and the US Patent application [***], both of which claim priority to provisional Patent application [***].

“Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules, regulations, guidelines, guidances and requirements promulgated thereunder, as may be in effect from time to time.

“Acquired Assets” has the meaning set forth in Section 2.2(a).

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

“Acquired Patent Families” means, collectively, Patent Family 5 and Patent Family 6.

“Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation by or before or otherwise involving, any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such first Person. For purposes of this definition, a Person shall be deemed, in any event, to control another Person if it (a) owns or controls, directly or indirectly, or has the ability to direct or cause the direction or control of, more than 50% of the voting equity of the other Person, or (b) has the ability to direct, cause the direction of, or control the actions of such other Person, whether through direct or indirect ownership of voting equity, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereof.

“Ampakine Molecule” means any compound that positively modulates through an allosteric mechanism AMPA receptor mediated responses.

“AMPAKINE® NDA Submission” has the meaning set forth in the definition of Second Milestone Event.

“AMPAKINE® Pivotal Studies” has the meaning set forth in the definition of Second Milestone Event.

“AMPAKINE® Trademark” means the Trademark having serial number 74439919, filed on September 24, 1993 and registered on May 12, 1998 as registration number 2157044.

“Applicable Law” means any applicable supra-national, federal, state, regional, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, interpretation, directive, policy, administrative code, guidance, order, writ, award, decree, injunction, judgment, stay or restraining order of any Governmental Authority, the terms of any Permit, and any other ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority.

“Assumed Contracts” has the meaning set forth in Section 2.2(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Basket” has the meaning set forth in Section 8.6(a).

“BfArM Approvals” means all Regulatory Approvals by the Bundesinstitut für Arzneimittel und Medizinprodukte (German Federal Institute for Drugs and Medical Devices) with respect to CX717.

“Books and Records” means all books, records, files (including data files) and documents (including research and development and records), correspondence and, to the extent not originals, true and complete copies of all files relating to the acquired Compounds or the Acquired Assets or the filing, prosecution, issuance, maintenance, enforcement or defense of any Patents, Trademarks, Copyrights or other Intellectual Property, including file wrappers, written third party correspondence, records and documents primarily related to the Seller Compound Activities, including laboratory notebooks, procedures, tests, dosage information, criteria for patient selection, safety and efficacy and study protocols, investigators brochures and all pharmacovigilance and other safety records) in all forms, including electronic, in which they are stored or maintained, and all data and information included or referenced therein, in each case that are licensed, owned or Controlled by or otherwise in the possession of Seller or any of its Affiliates, as applicable; provided, however, the [***] Books and Records shall be excluded from Books and Records for so long as Seller is bound by the confidentiality restrictions pursuant to the [***] Agreement, and thereafter, the [***] Books and Records shall be included in Books and Records.

“Business Day” means any day excluding Saturdays, Sundays and any day that is a legal holiday under the laws of the United States or Barbados or that is a day on which banking institutions located in New York, New York are authorized or required by Applicable Law or other governmental action to close.

“Buyer” has the meaning set forth in the preamble hereof.

“Buyer 508 Application” has the meaning set forth in Section 6.2(m)(i).

“Buyer 254 Applications” has the meaning set forth in Section 6.2(m)(ii).

“Buyer Confidential Information” means (a) all financial, technical, commercial, proprietary or other information disclosed by or on behalf of Buyer or an Affiliate of Buyer to Seller, its Affiliates or any of its or their officers, directors, employees or Representatives (each, for purposes of this definition, a “Seller Recipient”) in connection with the transactions contemplated by this Agreement, (b) each of the provisions contained in this Agreement and the Related Documents, (c) all financial, technical, commercial, proprietary or other information of Buyer or its Affiliates disclosed by or on behalf of Buyer to any Governmental Authority in connection with any filings or review in connection with the transactions contemplated by this Agreement, and (d) all financial, technical, commercial, proprietary or other information of Seller or its Affiliates relating to the Acquired Assets, including all Seller Intellectual Property and Books and Records. Notwithstanding the preceding sentence, the definition of Buyer Confidential Information does not include any information that (i) is in the public domain at the time of disclosure to a Seller Recipient or becomes part of the public domain after such disclosure through no fault of a Seller Recipient, (ii) except with respect to information set forth in subclause (d) above which shall constitute Buyer Confidential Information, is already in the possession of a Seller Recipient at the time of disclosure to such Seller Recipient and had not been previously provided by Buyer or its Affiliates, (iii) is disclosed to a Seller Recipient by any Person other than by or on behalf of a Buyer Recipient; provided that, no Seller Recipient has actual knowledge that such Person is prohibited from disclosing such information (either by reason of contract or legal or fiduciary obligation) or (iv) is developed independently by a Seller Recipient without the use of any Buyer Confidential Information.

“Buyer Patent Family 11 Applications” means, collectively, the Buyer 508 Application and the Buyer 254 Applications.

“Buyer Recipient” has the meaning set forth in the definition of Seller Confidential Information.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

“Cap” has the meaning set forth in Section 8.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Compounds” means the Primary AMPAKINE® Compounds and the Other AMPAKINE® Compounds.

“Competing Compound” means any compound or product that has as an active ingredient an Ampakine Molecule or any metabolites, salts, free base forms, prodrugs, isomers, enantiomers, derivatives or analogs thereof either in single or combination form.

“Consent” means, with respect to a Contract or a Permit, any consent or approval of any Person other than either Party to this Agreement that, in accordance with the terms of such Contract or Permit, is required to be obtained for the transfer or assignment thereof to Buyer.

“Contracts” has the meaning set forth in Section 3.9(b).

“Control” including its various tenses and derivatives (such as “Controlled” and “Controlling”) means (a) when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise, (b) when used with respect to any security, the possession, directly or indirectly, of the power to vote, or to direct the voting of, such security or the power to dispose of, or to direct the disposition of, such security, and (c) when used with respect to any item of Intellectual Property, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such Intellectual Property.

“Copyrights” means (a) all copyrights (including copyrights in any package inserts, marketing or promotional materials, labeling or other text provided to prescribers or consumers), whether registered or unregistered throughout the world; (b) any registrations and applications therefor; (c) works of authorship (whether published or unpublished) and rights to databases of any kind under the Applicable Laws of any jurisdiction; (d) all rights and priorities afforded under any international treaty, convention or the like; (e) all extensions and renewals thereof; (f) the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages (including attorneys’ fees), and proceeds of suit; and (g) any rights similar to the foregoing in any country, including moral rights.

“[***]” shall have the meaning set forth in Exhibit 1.

“CX717” shall have the meaning set forth in Exhibit 1.

“CX1739” shall have the meaning set forth in Exhibit 1.

“CX1763” shall have the meaning set forth in Exhibit 1.

“CX1942” shall have the meaning set forth in Exhibit 1.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

“CX717 IND” means IND #[***] filed with the FDA on [***] for CX717.

“Distribute” or “Distribution” means any and all activities related to the distribution, marketing, promoting, offering for sale and selling of any product, including advertising, detailing, educating, planning, promoting, conducting reporting, storing, handling, shipping and communicating with Governmental Authorities and third parties in connection therewith.

“Dollars” or “$” means United States dollars.

“Effective Date” has the meaning set forth in the preamble hereto.

“Employee” means an individual who has provided or is currently providing services to Seller in respect of the Seller Compound Activities, or otherwise has knowledge in respect of the Seller Intellectual Property, as an employee or consultant of Seller.

“Environmental Law” means any Applicable Law relating to (a) pollution or protection of the environment, including natural resources, disposal of pollutants, toxic, hazardous, or other waste, and discharge and treatment of stormwater or sanitary and industrial wastewater; (b) health and safety, including exposure of employees or other persons, to toxic or hazardous substances; (c) protection of the public health or welfare from the effects of by-products, wastes, emissions, discharges or releases of any chemical or other substances from industrial or commercial activities; or (d) regulation of the manufacture, use or introduction into commerce of chemical or other substances, including their manufacture, importation, exportation, formulation, labeling, distribution, transportation, handling, storage, treatment, recycling, removal and disposal, specifically including petroleum and petroleum derived products.

“Excluded Assets” has the meaning set forth in Section 2.2(c).

“Excluded Intellectual Property” means all right, title and interest of Seller (or its Affiliates, as applicable) in and to Intellectual Property, whether now existing or hereafter developed or acquired other than the Seller Intellectual Property.

“Excluded Liabilities” has the meaning set forth in Section 2.3(c).

“Exploit” or “Exploitation” means to make, have made, import, use, sell, offer for sale, or otherwise dispose of, including all discovery, research, development, registration, modification, enhancement, improvement, manufacture, storage, formulation, optimization, importation, exportation, transportation, Distribution, commercialization, promotion and marketing activities related thereto.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“Field” has the meaning set forth in the recitals hereto.

“Filing Date” has the meaning set forth in Section 9.7(c).

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

“First Milestone Event” means the date on which Buyer generates data which in Buyer’s sole discretion successfully demonstrates the utility of the Compound referred to as CX717 in the intravenous dosage format for the prophylactic or rescue treatment of RD.

“First Milestone Payment” has the meaning set forth in Section 2.1(c)(i).

“Good Manufacturing Practices” means standards and methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packaging, testing or holding of a drug to assure that such drug meets the requirements of Applicable Law and other requirements of any Governmental Authority as to safety, identity and strength, and meets the quality and purity characteristics that it purports or is represented to possess.

“Governmental Authority” means any supra-national, federal, state, local or foreign government, legislature, governmental or administrative agency, department, commission, bureau, board, instrumentality, self-regulatory association or authority, court or other authority of tribunal of competent jurisdiction (including any arbitration or other alternative dispute forum), or any other governmental authority or instrumentality anywhere in the world.

“Hold-Back Amount” has the meaning set forth in Section 2.1(a)(i).

“Improvement” means any modification, variation or revision to a compound, product or technology or any discovery, technology, device, process or formulation related to such compound, product or technology, whether or not patented or patentable, including any enhancement in the efficiency, operation, manufacture, ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of such compound, product or technology, any discovery or development of any new or expanded indications for such compound, product or technology, or any discovery or development that improves the stability, safety or efficacy of such compound, product or technology or would, if commercialized, replace or displace such compound, product or technology.

“IND” means (a) an Investigational New Drug Application, as defined in the Act, which is required to be filed with the FDA before beginning clinical testing of a product in human subjects, and its equivalent in other countries or regulatory jurisdictions in the Territory or any successor application or procedure, and (b) all supplements and amendments that may be filed with respect to the foregoing.

“Indemnification Claim” has the meaning set forth in Section 8.5(b).

“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Indemnifying Party” has the meaning set forth in Section 8.5(a).

“Information and Inventions” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including high-throughput screening and other drug discovery and development technology, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form and all Improvements, whether to the foregoing or otherwise, and other discoveries, developments, inventions, and other Intellectual Property (whether or not confidential, proprietary, patented or patentable), but excluding the Regulatory Documentation.

“Intellectual Property” means all intellectual property rights, whether registered or unregistered, including (a) Patents, (b) Information and Inventions, (c) Trademarks, (d) Copyrights, (e) other intellectual property rights, including confidential information, trade secrets, and similar proprietary rights in confidential inventions, discoveries, analytic models, improvements, processes, techniques, devices, methods, patterns, formulations and specifications, (f) all completed or pending registrations, renewals or applications for registration or renewal of any of the foregoing, (g) copies and tangible embodiments of any of the foregoing (in whatever form or media) and (h) other tangible and intangible information or material.

“Licensed Patent Families” means, collectively, Patent Family 1 and Patent Family 9.

“Lien” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, assessment, lease, claim, levy, license, defect in title, charge, or any other third party right, license or property interest of any kind, or any conditional sale or other title retention agreement, right of first option, right of first refusal or similar restriction, any covenant not to sue, or any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any agreement to give any of the foregoing in the future or similar encumbrance of any kind or nature whatsoever.

“Losses” has the meaning set forth in Section 8.2.

“Marketing Authorization Application” or “MAA” means a New Drug Application as defined in the Act, and any corresponding foreign application, registration or certification, necessary or reasonably useful to market any product containing any of the Compounds as an active pharmaceutical ingredient in the Territory, but not including pricing and reimbursement approvals.

“Material Adverse Effect” means any effect that (a) is materially adverse to the Seller Compound Activities or the Acquired Assets, in whole or in part, (b) materially impacts, materially delays or prevents the consummation of the transactions contemplated hereby, (c) creates a material limitation on the ability of the Buyer to develop, use or otherwise Exploit the Compounds in the Field in the Territory or (d) creates a material limitation on the ability of Buyer to acquire valid and marketable title to the Acquired Assets free and clear of all Liens (other than Permitted Liens).

“Material Consent” means any Consent under any Assumed Contract or Permit as designated on Schedule 3.3.

“MHRA Approvals” means all Regulatory Approvals by the Medicines & Healthcare products Regulatory Agency in the United Kingdom with respect to the Compound referred to as CX717.

“Milestone Event” means any of the First Milestone Event, the Second Milestone Event or the Third Milestone Event, as applicable.

“Milestone Payments” has the meaning set forth in Section 2.1(c).

“NDA” means a New Drug Application for any product requesting permission to place the product on the market in accordance with the Act, together with all supplements or amendments filed with respect thereto pursuant to the requirements of the Act, including all documents, data and other information concerning the product that are reasonably necessary for the FDA approval to market the product in the United States.

“Non-Assignable Right” has the meaning set forth in Section 2.4(a).

“Non-Clinical and Clinical Material” has the meaning set forth in Section 2.2(a)(vi).

“Non-Compete Adjustment Trigger” means the acquisition of beneficial ownership of Seller by a third party of all or a material portion of the assets of, or any material equity interest in, Seller pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, licensing transaction, tender or exchange offer or similar transaction involving Seller, including any single or multi-step transaction or series of related transactions that is structured to permit such party to acquire beneficial ownership of any material portion of the assets of, or any material equity interest in, Seller. For the purposes of this definition, a material portion of the assets of, or material equity interest in, Seller means greater than [***]% of the assets of, or equity interest in, Seller.

“Order” means any writ, judgment, decree, injunction or similar order, including consent orders, of any Governmental Authority (in each such case whether preliminary or final).

“[***] Agreement” means that certain [***] Agreement, dated [***], by and between [***] and Buyer.

“[***] Books and Records” means books, records, files (including data files) and documents (including research and development records) and correspondence relating solely to information under Patent Family 5 and for which Seller is subject to confidentiality restrictions pursuant to the [***] Agreement (as such confidentiality restrictions are in effect as of the date hereof).

“[***] Sublicense” means the sublicense granted by Seller to Buyer in the Seller License Agreement of Seller’s Intellectual Property rights in Patent Family 5 that are licensed to Seller pursuant to the [***] Agreement.

“Other AMPAKINE® Compounds” means the molecules disclosed in, claimed in or otherwise covered by the Acquired Patent Families (other than the Primary AMPAKINE® Compounds).

“Party” or “Parties” has the meaning set forth in the preamble hereto.

“Patent Family 1” means the Patents listed on Schedule 1.1(a) hereto.

“Patent Family 1 UofC License Agreement” means that certain Exclusive License Agreement, dated as of June 25, 1993, by and between the Regents of the University of California and Seller, as amended.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

“Patent Family 5” means the Patents listed on Schedule 1.1(b) hereto, and covering CX717 and [***].

“Patent Family 6” means the Patents listed on Schedule 1.1(c) hereto, and covering CX1739, CX1942 and CX1763.

“Patent Family 9” means the Patents listed on Schedule 1.1(d) hereto.

“Patent Family 11 Applications” means, collectively, the 508 Application and the 254 Applications, as set forth on Schedule 1.1(e) hereto.

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, substitutions, provisionals, converted provisionals, continued prosecution applications and requests for continued examination applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications described in clauses (a) and (b), including utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications described in clauses (a), (b) and (c); (e) any and all causes of action, claims, demands or other rights occasioned from or because of any and all past, present and future infringement of any of the foregoing, including all rights to recover damages (including attorneys’ fees), profits and injunctive or other relief for such infringement; and (f) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

“Permits” means all licenses, permits, construction permits, approvals, concessions, franchises, certificates, consents, qualifications, registrations, privileges and other authorizations and rights, including the Regulatory Approvals, from or issued by any Governmental Authority held by Seller (or its Affiliates, as applicable) that primarily relate to any Compound or the Seller Compound Activities in the Field, including those set forth on Schedule 3.10, together with any renewals, extensions, or modifications thereof and any additions thereto.

“Permitted Liens” means (a) Liens for Taxes or assessments that are not yet due or which are being contested in good faith by appropriate Actions and (b) statutory mechanics’, materialmen’s, contractors’, warehousemen’s, repairmen’s and other similar statutory Liens arising in the ordinary course of business and consistent with past practice and that are not delinquent or as set forth on Schedule 1.1(f).

“Person” means a human being, labor organization, partnership, firm, enterprise, association, joint venture, corporation, limited liability company, cooperative, legal representative, foundation, society, political party, estate, trust, trustee, trustee in bankruptcy, receiver or any other organization or entity whatsoever, including any Governmental Authority.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

“Phase III Clinical Study” means a human clinical trial of a compound or product on a sufficient number of subjects that is designed to establish that the compound or product is safe and efficacious for its intended use, and to determine warnings, precautions and adverse reactions that are associated with the compound or product in the dosage range to be prescribed, and to support Regulatory Approval of the compound or product or label expansion of the compound or product.

“Primary AMPAKINE® Compounds” means CX717, CX1739, CX1942 and CX1763, and their respective metabolites, salts, free base forms, prodrug forms or enantiomers.

“Primary Contract” has the meaning set forth in Section 3.9(a).

“Purchase Price” has the meaning set forth in Section 2.1(a)(i).

“RD” or “respiratory depression” means a variety of conditions characterized by reduced frequency and inspiratory drive to cranial and spinal motor neurons. Specifically, respiratory depression refers to conditions where the medullary neural network associated with respiratory rhythm generating activity does not respond to accumulating levels of PCO2 (or decreasing levels of PO2) in the blood and subsequently under stimulates motor neurons controlling lung musculature.

“Regulatory Approval” means, with respect to a country in the Territory, any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Governmental Authority necessary or useful for the Exploitation of the Compound in such country, including, where applicable, (a) approval of any Compound or any product containing any Compound, including any INDs, MAAs and supplements and amendments thereto; (b) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto); (c) labeling approval; and (d) technical, medical and scientific licenses.

“Regulatory Documentation” means any and all applications (including for “orphan drug” status), registrations, licenses, authorizations and approvals (including all Regulatory Approvals), and non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, studies and reports) prepared for submission to a Governmental Authority or research ethics committee with a view to the granting of any Regulatory Approval, and any correspondence to or with the FDA or any other Governmental Authority with respect to the Compounds, the Seller Compound Activities (including minutes and official contact reports relating to any communications with any Governmental Authority), and all data contained in any of the foregoing, including all INDs, MAAs, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files and manufacturing records.

“Related Contract” has the meaning set forth in Section 3.9(b).

“Related Documents” means, other than this Agreement, all agreements, certificates and documents signed and delivered by either Party in connection with this Agreement.

“Representatives” has the meaning set forth in Section 5.2(a).

“Second Milestone Event” means the occurrence of both: (i) the successful completion by Buyer of a Phase III program for a Primary AMPAKINE® Compound in the intravenous dosage format for prophylactic or rescue treatment of RD, as measured by [***]; and (ii) [***] (the “[***]”) [***] (the “[***]”).

“Second Milestone Payment” has the meaning set forth in Section 2.1(c)(ii).

“Seller” has the meaning set forth in the preamble hereof.

“Seller 508 Application” has the meaning set forth in Section 6.2(m)(i).

“Seller 254 Applications” has the meaning set forth in Section 6.2(m)(ii).

“Seller Compound Activities” means those tests, studies (whether preclinical or clinical) and other activities conducted by or on behalf of Seller or its Affiliates in connection with the Compounds or the Exploitation thereof.

“Seller Confidential Information” means (a) all financial, technical, commercial, proprietary or other information of Seller or an Affiliate of Seller disclosed by Seller or an Affiliate of Seller to Buyer, its Affiliates or any of its or their officers, directors, employees (or Representatives for purposes of this definition, each a “Buyer Recipient”) in connection with the transactions contemplated by this Agreement that does not primarily relate to the Seller Compound Activities or the Acquired Assets, (b) each of the provisions contained in this Agreement and the Related Documents, and (c) all financial, technical, commercial, proprietary or other information of Seller or an Affiliate of Seller disclosed by Seller or an Affiliate of Seller to any Governmental Authority in connection with any filings or review in connection with the transactions contemplated hereunder not primarily relating to the Seller Compound Activities or the Acquired Assets. Notwithstanding the preceding sentence, the definition of Seller Confidential Information does not include any information that (i) is in the public domain at the time of disclosure to a Buyer Recipient or becomes part of the public domain after such disclosure through no fault of such Buyer Recipient, (ii) is already in the possession of a Buyer Recipient at the time of disclosure to such Buyer Recipient and had not been previously provided by Seller or its Affiliates, (iii) is disclosed to a Buyer Recipient by any Person other than by or on behalf of a Seller Recipient; provided that, no Buyer Recipient has actual knowledge that such Person is prohibited from disclosing such information (either by reason of contract or legal or fiduciary obligation) or (iv) is developed independently by a Buyer Recipient without the use of any Seller Confidential Information.

“Seller Intellectual Property” means (a) the Seller Patent Rights, (b) the Seller Know-How, (c) the AMPAKINE® Trademark, and (d) all other Intellectual Property Controlled by Seller (or its Affiliates) primarily related to the Seller Compound Activities and the Compounds and the Exploitation thereof, together with all associated goodwill.

“Seller Know-How” means all Information and Inventions developed by or at the request of, or in the possession or Control of, Seller or its Affiliates as of the Effective Date primarily relating to the Seller Compound Activities or the Compounds (or the Exploitation thereof) or any Improvements thereto as of the Effective Date, to the extent that such Information and Inventions are not generally known, but excluding any Information and Inventions to the extent covered or claimed by the Seller

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

Patent Rights. Seller Know-How shall include all: (a) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information primarily related to the Seller Compound Activities or any Compound, (b) assays and biological methodology necessary or useful for the conduct of the Seller Compound Activities or Exploitation of any Compound, and (c) any and all Information and Inventions primarily related to any and all Compounds, or the Exploitation thereof, discovered or developed by or on behalf of Seller or its Affiliates as of the Effective Date, that are not covered or claimed by the Seller Patent Rights.

“Seller’s Knowledge” (and similar phrases) means the actual knowledge of any officer or director of Seller or Seller’s Affiliates.

“Seller License Agreement” means the license agreement entered into simultaneously herewith between Buyer and Seller with respect to (a) the license of certain of the Seller Intellectual Property by Buyer to Seller for use outside the Field and (b) the [***].

“Seller Patent Rights” means the Acquired Patent Families, the Buyer Patent Family 11 Applications and the Licensed Patent Families.

“Seller Recipient” has the meaning set forth in the definition of Buyer Confidential Information.

“Seller Resource Employees” has the meaning set forth in Section 5.10.

“Sleep Apnea” or “SA” means a chronic disorder characterized by brief and frequently repeated interruptions of breathing during sleep, including obstructive sleep apnea and central sleep apnea.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or Controlled by such Person and/or by one or more of its Subsidiaries.

“Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes, and shall include any liability for Taxes of any other Person under Applicable Law, as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

“Territory” means worldwide.

“Third Milestone Event” means receipt by Buyer of Regulatory Approval from the FDA for the NDA pursuant to the AMPAKINE® NDA Submission.

“Third Milestone Payment” has the meaning set forth in Section 2.1(c)(iii).

“Trademark” means (a) any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, brand name, logo, domain name or business symbol and (b) all registrations and applications for any of the foregoing; and (c) all rights and priorities connected with the foregoing afforded under Applicable Law.

“Transfer Date” means with respect to an Assumed Contract requiring the Consent, the date such Consent is obtained and such Assumed Contract is duly assigned to Buyer.

“Transfer Taxes” has the meaning set forth in Section 5.4(a).

“Transfer Period” has the meaning set forth in Section 5.10.

“Transfer Plan” has the meaning set forth in Section 5.10.

“UofA Consent and Amendment” means the written consent of the University of Alberta, in form and substance reasonably satisfactory to Buyer, to the assignment to Buyer of the UofA License Agreement, and the related amendment of the UofA License Agreement.

“UofA License Agreement” means that certain Patent License Agreement, dated as of May 9, 2007, by and between the University of Alberta, as licensor, and Seller, as licensee, as amended as of June 8, 2007, relating to Patent Family 9.

“[***]” means the lesser of (a) [***] and (b) [***], at any time up to and including the Effective Date for a period up to and including [***], to [***] on account of, and in connection with, [***] in contemplation of the transactions set forth herein, [***].

“UofA Research Agreement” means the Research Contract and Materials Transfer Agreement, dated as of June 2007, by and between Seller and 1328254 Alberta Ltd. (now known as Neurochemical Modulation Inc.), as amended on May 27, 2009.

“UofA Research Consent” means the written consent of 1328254 Alberta Ltd. (now known as Neurochemical Modulation Inc.), in form and substance reasonably satisfactory to Buyer, to the assignment to Buyer of the UofA Research Agreement.

“UofC Field-Limited Agreement” means the Field-limited non-exclusive license to be granted by the Regents of the University of California to Buyer relating to Patent Family 1 in connection with the transactions contemplated hereunder.

“UofC Intellectual Property” means the Intellectual Property acquired by Buyer from the Regents of the University of California relating to Patent Family 5.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

“[***]” means the lesser of (a) [***] and (b) [***], as the case may be, at any time up to and including the Effective Date for a period up to and including [***] to [***] on account of, and in connection with, [***] in connection with [***].

“US GAAP” means United States generally accepted accounting principles, consistently applied.

Section 1.2. Interpretation.

(a) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(b) Except as otherwise expressly provided in this Agreement or as the context otherwise requires, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) “or” and “any” are not exclusive and the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (iii) a reference to any contract includes supplements and amendments; (iv) a reference to an Applicable Law includes any amendment or modification to such Applicable Law; (v) a reference to a Person includes its successors, heirs and permitted assigns; (vi) a reference to one gender shall include any other gender; (vii) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the referenced Article, Section, Exhibit or Schedule of this Agreement; (viii) “hereunder,” “hereof,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision; and (ix) “commercially reasonable efforts” of a Party shall be construed as the efforts that a prudent Person in such Party’s industry, desirous of achieving a result, would use in similar circumstances to achieve that result as expeditiously as possible.

(c) The Parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

ARTICLE II

PURCHASE AND SALE

Section 2.1. Purchase and Sale of Assets; Purchase Price; Additional Consideration.

(a) Purchase and Sale of Assets; Purchase Price. Pursuant to the terms and subject to the conditions of this Agreement, on the date hereof, Seller shall (and, as applicable, shall cause its Affiliates to) sell, convey, deliver, transfer and assign to Buyer, free and clear of all Liens (other than Permitted Liens), and Buyer shall purchase, take delivery of and acquire from Seller (and its Affiliates, as applicable), all of Seller’s (and, as applicable, its Affiliates’) right, title and interest in, to and under all of the Acquired Assets of Seller (and, as applicable, its Affiliates). In consideration of the sale, conveyance, delivery, transfer, and assignment of the Acquired Assets to Buyer and Seller’s other covenants and obligations hereunder, on the date hereof and pursuant to the terms and subject to the conditions hereof, Buyer shall:

(i) pay Seller an amount equal to $10,000,000 (the “Purchase Price”), less an amount equal to $1,000,000 (the “Hold Back Amount”) which shall be payable to Seller upon completion of the Transfer Plan and the Transfer Period, and

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(ii) assume the Assumed Liabilities.

(b) Payment of Purchase Price. Buyer shall deliver the Purchase Price, by wire transfer of immediately available funds to the account set forth on Schedule 6.3(d)(i).

(c) Additional Consideration; Milestone Events. As additional consideration of the sale, conveyance, delivery, transfer, and assignment of the Acquired Assets to Buyer and Seller’s other covenants and obligations hereunder, Buyer shall pay Seller the following amounts (the “Milestone Payments”), subject to the following conditions, which amounts shall be due and payable, if at all, as specified below:

(i) Subject to Section 7.1(a), within ninety (90) days of satisfaction of the First Milestone Event, Buyer shall pay Seller an amount equal to $[***] plus (A) [***] plus (B) [***] (the “First Milestone Payment”).

(ii) Subject to Section 7.1(b), within ninety (90) days of satisfaction of the Second Milestone Event, Buyer shall pay Seller an amount equal to $[***] (the “Second Milestone Payment”).

(iii) Within ninety (90) days of satisfaction of the Third Milestone Event, Buyer shall pay Seller an amount equal to $[***] (the “Third Milestone Payment”).

For clarity, each Milestone Payment set forth in clauses (i) through (iii) above shall only be payable once upon the first such Milestone Event to occur.

(d) Notwithstanding anything to the contrary herein, the maximum amount payable by Buyer to Seller hereunder in respect of the Purchase Price and the Milestone Payments, including reimbursement of Seller’s expenses pursuant to Section 9.6(b), shall not exceed $[***] in the aggregate.

Section 2.2. Acquired Assets; Excluded Assets.

(a) Acquired Assets. The term “Acquired Assets” means all of Seller’s right, title and interest in and to all properties and assets (tangible or intangible) used, useful, held for use, or generated under or in connection with, or otherwise primarily related to, the Compounds or the Seller Compound Activities, including all properties and assets used or generated under or in connection with the Compounds or the Seller Compound Activities, other than the Excluded Assets (as set forth in Section 2.2(c)), including the following:

(i) the Compounds;

(ii) all of Seller’s rights in and to the contracts set forth in Schedule 2.2(a)(ii) (collectively, the “Assumed Contracts”), including (A) all rights to receive goods and services purchased pursuant to such contracts, (B) contracts by which Seller or its Affiliates Control any Seller Intellectual Property or the Compounds, and (C) rights to assert claims and take other actions in respect of breaches or other violations of the foregoing;

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(iii) Regulatory Documentation generated under or in connection with the Compounds, including, for clarity, original and, if available, electronic copies of (a) the CX717 IND, MHRA Approvals and BfArM Approvals, (b) all clinical studies and tests and all data generated in connection with the Compounds (including case report forms), (c) all correspondence and other documentation related to communications to or from Governmental Authorities and (d) all other supporting documentation and materials that would be necessary or useful to obtain or maintain Regulatory Approvals in connection with the Compounds;

(iv) all Seller Intellectual Property, including the registrations and applications listed on Schedule 2.2(a)(iv) (except the AMPAKINE® Trademark, which is licensed to the Buyer pursuant to Section 2.5 hereof);

(v) all Books and Records and originals (or copies for the AMPAKINE® Trademark, which is licensed to the Buyer pursuant to Section 2.5 hereof) of any tangible embodiments of Seller Intellectual Property, including laboratory notebooks and original files of any Patents that have issued in Seller’s (or any of its Affiliate’s) name;

(vi) all right, title and interest in and to (a) 1 kg of CX1739, and (b) all inventory of CX717 and CX1942 in Seller’s (or Seller’s Affiliates) possession or control as of the Effective Date together with all work-in-progress, packaging and all bulk active pharmaceutical ingredient related to CX717 and CX1942 owned by Seller (or its Affiliates, as applicable) as of the Effective Date, including that which is described on Schedule 2.2(a)(vi) (collectively, the “Non-Clinical and Clinical Material”); provided that, Seller may retain up to 10 g of each of CX717 and CX1942 for analytical reference material and internal comparative use studies;

(vii) all Permits and applications for any Permits, together with any renewals, extensions, or modifications thereof and additions thereto;

(viii) all claims, counterclaims, credits, causes of action, chooses in action, rights of recovery, and rights of indemnification or setoff against third parties and other claims arising out of or relating primarily to any Acquired Assets or the Assumed Liabilities and all other intangible property rights that primarily relate to any Acquired Assets or the Assumed Liabilities; and

(ix) all goodwill of or primarily relating to the Compounds.

(b) Notwithstanding anything in this Agreement to the contrary, if the existence or condition of any asset (including an asset that, but for this sentence, would be deemed to be an Acquired Asset) constitutes or arises out of a breach or inaccuracy of any representation or warranty or the non-fulfillment or breach of any covenant, agreement or obligation of Seller hereunder, then Buyer shall have the right to elect at any time to deem such asset to be an Excluded Asset for purposes hereof.

(c) Excluded Assets. Notwithstanding Section 2.2(a), Buyer shall not acquire from Seller pursuant to this Agreement any of the following assets of Seller (or its Affiliates, as applicable) (the “Excluded Assets”):

(i) any of the rights of Seller under this Agreement and the Related Documents;

(ii) any contract that is not an Assumed Contract, including the Patent Family 1 UofC License Agreement, as amended for the UofC Field-Limited Agreement, and the [***] Agreement;

(iii) any right, title or interest to the Excluded Intellectual Property; and

(iv) any employees or agreements related to employment or consulting arrangements.

Section 2.3. Assumed Liabilities; Buyer Not Successor to Seller; Excluded Liabilities.

(a) Assumed Liabilities. Pursuant to the terms and subject to the conditions of this Agreement, on the date hereof, Seller shall sell, convey, transfer and assign to Buyer, and Buyer shall assume from Seller, only the Assumed Liabilities. “Assumed Liabilities” means only, and only to the extent not excluded pursuant to Section 2.3(c)(iii):

(i) any and all liabilities with respect to obligations and commitments in connection with the Regulatory Documentation (except as it relates to [***] or CX1739 in the oral form) included in the Acquired Assets but excluding any liability, obligation or commitment arising out of or resulting from any breach or violation of such Regulatory Documentation or any related requirement of Applicable Law by Seller prior to the Effective Date.

(ii) any and all liabilities with respect to obligations and commitments under the Assumed Contracts accruing with respect to the period commencing after the Effective Date or the Transfer Date (if Consent to assignment thereof is required) but excluding any liability, obligation or commitment arising from or relating to the performance or non-performance thereof on or prior to the Effective Date or the Transfer Date (if Consent to assignment thereof is required); and

(iii) any and all liabilities to prosecute and maintain the Seller Patent Rights (other than Patent Family 1) arising after the Effective Date, including liabilities to defend patents and applications and their foreign counterparts, including in reexamination, reissue, litigation, interference, opposition or nullity actions or the like. The foregoing shall be subject to the terms of the Seller License Agreement.

(b) Buyer Not Successor to Seller. Notwithstanding anything herein to the contrary, in no event shall Buyer be deemed to have assumed any liability or obligation (including a liability or obligation that, but for this sentence, would be deemed to be an Assumed Liability) where the existence or nature of such liability or obligation constitutes or arises out of a breach or inaccuracy of any representation or warranty or the non-fulfillment or breach of any covenant, agreement or obligation of Seller hereunder.

(c) Excluded Liabilities. Buyer shall not be the successor to Seller, and Buyer expressly does not assume and shall not become liable to pay, perform or discharge, any liability, obligation or commitment whatsoever of Seller or relating to the Seller Compound Activities or any

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of the Acquired Assets other than the Assumed Liabilities. All liabilities, obligations or commitments other than the Assumed Liabilities are referred to herein as the “Excluded Liabilities.” Seller shall pay, perform and discharge when due, all of the Excluded Liabilities. Without limitation of the foregoing, the term “Excluded Liabilities” includes the following liabilities, obligations and commitments, whether accrued or fixed, absolute or contingent, known or unknown, determined or determinable, or otherwise (and whether due or to become due) and, unless otherwise expressly provided herein, whenever arising:

(i) any liabilities, obligations or commitments relating to or arising out of the Excluded Assets;

(ii) any liabilities, obligations or commitments of Seller or any of its Affiliates under this Agreement, the Related Documents or in connection with the transactions contemplated hereby and thereby;

(iii) any liabilities, obligations or commitments under the Assumed Contracts to the extent such liabilities, obligations or commitments relate to the period ending on or prior to the Effective Date or the Transfer Date (if Consent to assignment thereof is required), as the case may be, and all liabilities, obligations or commitments under any contract not listed on Schedule 3.9;

(iv) except as otherwise provided in Section 2.3(a), any liabilities, obligations or commitments arising from the Seller Compound Activities or the ownership of the Acquired Assets on or prior to the Effective Date;

(v) any liabilities, obligations or commitments of Seller or any of its Affiliates to third parties for royalty, license fee and other payment obligations under the Assumed Contracts not indicated on Schedule 3.8(f); and

(vi) any liabilities, obligations or commitments of Seller or any of its Affiliates not related to the Acquired Assets.

Section 2.4. Procedures for Certain Acquired Assets Not Freely Transferable.

(a) If any Assumed Contract is not assignable or transferable to Buyer either by virtue of the provisions thereof or under Applicable Law without the Consent of one or more third Persons (each, a “Non-Assignable Right”), Seller shall promptly notify Buyer and shall use its commercially reasonable efforts, at Seller’s sole cost and expense, to obtain such Consents. If any such Consent cannot be obtained prior to the Effective Date and Buyer agrees to allow such Consent to be delivered after the date hereof, then, notwithstanding anything to the contrary in this Agreement or any Related Document, (i) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of the Non-Assignable Right, and (A) Seller shall use its commercially reasonable efforts to obtain such Consent as soon as possible after the Effective Date and (B) Buyer shall cooperate, to the extent commercially reasonable, with Seller in Seller’s efforts to obtain such Consent; and (ii) at Buyer’s election, (A) the Non-Assignable Right shall be an Excluded Asset and Buyer shall have no obligation or rights pursuant to Section 2.2(a) or Section 2.3(a) or otherwise with respect to any such Non-Assignable Right or any liability with respect thereto or (B) Seller shall use its commercially reasonable efforts to obtain for Buyer substantially all of the practical benefit and burden of such Non-Assignable Right, including by

(1) entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to Buyer and Seller and (2) subject to the consent and control of Buyer, enforcement, at the cost and for the account of Buyer, of any and all rights of Seller against the other Party thereto arising out of the breach or cancellation thereof by such other Party or otherwise.

(b) If any of the Permits included in the Acquired Assets are not assignable or transferable without obtaining a replacement Permit, then, notwithstanding anything to the contrary in this Agreement or any Related Document, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of any such Permit, and Seller shall cooperate, to the extent commercially reasonable, with Buyer in its efforts to obtain a replacement Permit issued in Buyer’s name. If any replacement Permit has not been obtained prior to the Effective Date, Seller shall allow Buyer to operate under Seller’s Permit, if permitted by Applicable Law or applicable Governmental Authorities, for a period of up to ninety (90) days after the Effective Date (or such longer period as may be reasonably necessary for Buyer, using its commercially reasonable efforts, to obtain the replacement Permit).

Section 2.5. Licenses.

(a) Seller grants Buyer a non-exclusive, worldwide, royalty-free license with the right to sublicense to use (i) all licenses, permits, construction permits, approvals, concessions, franchises, certificates, consents, qualifications, registrations, privileges and other authorizations and rights, including Regulatory Approvals, from or issued by any Governmental Authority held by Seller (or its Affiliates, as applicable) that relate, but not primarily, to any Compound or the Seller Compound Activities in the Field, including those set forth on Schedule 3.10 and the right to cross-reference Regulatory Documentation relating to CX1739 filed with the Medicines & Healthcare products Regulatory Agency in the United Kingdom, as listed in Schedule 3.4, together with any renewals, extensions, or modifications thereof and any additions thereto; and (ii) all other books, records, files, documents, correspondence and filings which are related, but not primarily, to the Compounds or the Acquired Assets.

(b) Seller hereby grants to Buyer an exclusive, royalty-free, irrevocable, perpetual, worldwide license, with the right to sublicense, to use the AMPAKINE® Trademark in the Field. Buyer will have the right to direct Seller to file Trademark applications from time to time in form and substance reasonably satisfactory to Buyer in additional jurisdictions in the Territory for use by Buyer in the Field, at Buyer’s cost and expense. To the extent Buyer directs Seller to make such filings, Seller shall use counsel reasonably acceptable to Buyer to comply with such obligation. Buyer shall not commence commercial use of the AMPAKINE® Trademark in such jurisdiction until an appropriate Trademark search has been conducted and an application has been filed. All uses of the AMPAKINE® Trademark shall comply with all applicable laws and regulations (including, without limitation, those laws and regulations particularly applying to the proper use and designation of Trademarks in the applicable countries). Buyer specifically undertakes to make any changes in the manner in which the Trademark is used and in such materials bearing the Trademark that are reasonably requested by the Seller for the purpose of preventing material harm to the goodwill associated with the Trademark. Buyer recognizes Seller’s ownership in and title to the AMPAKINE® Trademark throughout the world and it is understood that so long as Seller is still the owner of the AMPAKINE® Trademark, Buyer shall not contest the validity of the AMPAKINE® Trademark, claim adversely to Seller any right, title or interest in and to the AMPAKINE® Trademark and shall not register, apply to register or aid a third party in registering the AMPAKINE® Trademark, or a confusingly similar trademark(s) anywhere in world during and after the term of this Agreement. All rights to the AMPAKINE® Trademark, except as specifically granted to Buyer herein, are expressly reserved to Seller for its own use and benefit. Seller and Buyer agree that neither Party shall use the AMPAKINE® Trademark in a commercial product name.

(c) Seller shall be notified in writing at least twenty (20) Business Days in advance of the grant of any sublicense (including a description of the rights to be granted, the identity of the sublicensee and the countries involved). Any such sublicense shall (a) be subject and subordinate to the terms and conditions of this Agreement, (b) contain terms and conditions which are consistent with the terms and conditions of this Agreement, (c) not in any way diminish, reduce or eliminate any of Buyer’s obligations under this Agreement and (d) impose on the sublicensee all applicable obligations under the terms of this Agreement. Buyer shall promptly provide Seller with a fully executed copy of each such sublicense agreement. Buyer shall ensure that all sublicensees comply with the terms and conditions of this Agreement, and Buyer shall remain responsible for, and shall guarantee, the performance of its sublicensees hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the date hereof, as follows, with each such representation and warranty subject only to such exceptions, if any, as are set forth in the particular disclosure Schedule numbered and captioned to correspond to, and referenced in, such representation or warranty:

Section 3.1. Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except where any failure, individually or in the aggregate, to be so qualified or in good standing does not or could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, Seller has never operated the Acquired Assets or conducted any of the Seller Compound Activities under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name. Except as set forth on Schedule 3.1, Seller has no, and since December 31, 2008 has not had, any Subsidiaries or Affiliates. The only shares of capital stock of Seller issued and outstanding are Seller’s common stock and Seller’s Series B Convertible Preferred Stock.

Section 3.2. Authority; Binding Agreements. The execution and delivery by Seller of this Agreement and the Related Documents to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Seller. Seller has all requisite power and authority to enter into this Agreement and the Related Documents to which it is or will become a party and to consummate the transactions contemplated hereby and thereby, and this Agreement and such Related Documents have been, or upon execution and delivery thereof will be, duly executed and delivered by Seller. No stockholder or other equityholder approval is required on behalf of Seller for the execution, delivery or performance of this Agreement and such Related Documents. This Agreement and the Related Documents to which Seller is or will become a party are, or upon execution and delivery by Seller thereof will be, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to laws of general application relating to the rights of creditors generally.

Section 3.3. Conflicts; Consents. Except as set forth on Schedule 3.3, the execution and delivery by Seller of this Agreement and the Related Documents to which it is or will become a party, the consummation of the transactions contemplated hereby and thereby and compliance by Seller with any of the provisions hereof and thereof do not and will not:

(a) conflict with or result in a breach of the certificate of incorporation, bylaws or other constitutive or organizational documents of Seller;

(b) conflict with, result in a default or give rise to any right of termination, cancellation, modification or acceleration under any note, bond, lease, mortgage, indenture, Permit, contract or other instrument or obligation to which Seller or any of its Affiliates is a party, or by which Seller, any of its Affiliates, or any of the Acquired Assets may be bound or affected except as set forth on Schedule 3.3;

(c) violate any Applicable Law with respect to Seller, the Seller Compound Activities or any of the Acquired Assets; or

(d) result in the creation or imposition of any Lien upon any Acquired Asset.

Section 3.4. Governmental Authorizations. Except as set forth on Schedule 3.4, no consent, approval or authorization of, or registration, declaration or other similar action in respect of, or filing with, any Governmental Authority is required to be obtained or made by or with respect to Seller or any of its Affiliates in connection with the execution, delivery and performance of this Agreement, the Related Documents or the consummation of the transactions contemplated hereby and thereby.

Section 3.5. Absence of Changes. Since [***], Seller and its Affiliates have maintained the Acquired Assets and conducted the Seller Compound Activities in the ordinary course of business and consistent with past practice, and, except as set forth on Schedule 3.5, there has not been in connection with or related to the Seller Compound Activities or the Acquired Assets:

(a) any Material Adverse Effect or event, development or state of circumstances that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect;

(b) any incurrence, assumption or guarantee by Seller or any of its Affiliates of any liability or obligation (whether accrued, fixed, absolute, contingent, known, unknown, determined, determinable or otherwise, and whether due or to become due) with respect to the Seller Compound Activities or any Acquired Asset, other than current liabilities and obligations incurred in the ordinary course of business and consistent with past practice that are not material to the Seller Compound Activities or the Acquired Assets;

(c) any sale, assignment, license, transfer or other disposition of any Seller Intellectual Property or any other intangible assets related to the Seller Compound Activities or any Acquired Asset;

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(d) except in the ordinary course of business and consistent with past practice, any amendment, modification or termination of any Contract;

(e) any creation or other incurrence of any Lien (other than Permitted Liens) on any Acquired Asset;

(f) any material damage, destruction or loss (whether or not covered by insurance) affecting any Acquired Asset;

(g) any cancellation, delinquency or loss of any Permit;

(h) any institution of, settlement of or agreement to settle any Action related to the Compounds or the Seller Compound Activities;

(i) any change in the customary maintenance of all Regulatory Documentation contained in the Books and Records in the ordinary course of business;

(j) any agreement or action not otherwise referred to in items (a) through (i) above entered into or taken that is material to the Acquired Assets; or

(k) any agreement or commitment, whether in writing or otherwise, to take any of the actions specified in items (a) through (j) above.

Section 3.6. Good Title; Sufficiency of Assets.

(a) Except as set forth on Schedule 3.6(a), (i) Seller has good and marketable title to, or valid contract rights to, as applicable, all of the Acquired Assets free and clear of all Liens (other than Permitted Liens), and has the complete and unrestricted power and unqualified right to sell, convey, deliver, transfer and assign to Buyer, as applicable, the Acquired Assets; (ii) to Seller’s Knowledge there are no adverse claims of ownership to the Acquired Assets and (iii) neither Seller nor any of its Affiliates has received written notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Acquired Assets. Except as set forth on Schedule 3.6(a), Buyer will acquire from Seller, good and marketable title to, or valid contract rights to, as applicable, all of the Acquired Assets, free and clear of all Liens (other than Permitted Liens).

(b) The Acquired Assets constitute all of the properties, interests, assets and rights owned or Controlled by Seller or any of its Affiliates that are used, useful or held for use primarily in connection with the Acquired Assets. The Acquired Assets constitute all those properties, interests, assets and rights necessary to continue to conduct the Seller Compound Activities consistent with current and historical practice.

Section 3.7. Tangible Property. Seller owns no Tangible Personal Property primarily related to the Acquired Assets.

Section 3.8. Intellectual Property.

(a) Seller owns all right, title and interest in and to, or has valid license rights to, all of the Seller Intellectual Property. The Seller Intellectual Property includes all of the Patents owned or Controlled by, or otherwise in the possession of Seller or any of its Affiliates that claim or cover, or other Intellectual Property owned or Controlled by, or otherwise in the possession of Seller or any of its Affiliates that are necessary for or that otherwise primarily relates to the Compounds, the Exploitation thereof to date, or any Improvements thereto to date and the conduct of the Seller Compound Activities as they are presently conducted. Except as set forth on Schedule 3.8(a), none of the rights of Seller or its Affiliates under the Seller Patent Rights were developed with federal funding from the U.S. government or any other Governmental Authority.

(b) Schedule 2.2(a)(iv) sets forth a true, accurate and complete list of all registrations, applications for registration and similar filings with any Governmental Authority relating to the Seller Intellectual Property owned by, Controlled by, or otherwise in the possession of, Seller or any of its Affiliates (which Schedule identifies the applicable serial or other identifying number, country, filing, expiration date and title, if applicable). Seller has provided true and complete copies of all such registrations, applications and similar filings to Buyer, has taken all action necessary to prosecute all of Seller’s existing applications and to maintain all such registrations in full force and effect, and has not taken or failed to take any action that could reasonably be expected to have the effect of waiving any rights to the Seller Intellectual Property.

(c) Schedule 3.8(c) lists all license agreements in respect of any of the Seller Intellectual Property either licensed by Seller or any of its Affiliates as licensor to third parties or licensed by third parties to Seller or any of its Affiliates as licensee.

(d) Except as set forth on Schedule 3.8(d), (i) the Seller Intellectual Property is, to Seller’s Knowledge, enforceable and valid and (ii) none of the Seller Intellectual Property has been or is the subject of (A) any pending Action (including, with respect to Patents, inventorship challenges, interferences, reissues, reexaminations and oppositions or similar Actions) or any Order or other agreement restricting (x) the use of any Seller Intellectual Property in connection with the Exploitation of any Compound within the Territory or (y) the assignment or license thereof by Seller (or any of its Affiliates, as applicable), or (B) to Seller’s Knowledge, any threatened Action or claim of infringement threatened or made in writing or any pending Action to which Seller (or any of its Affiliates, as applicable) is a party. Schedule 3.8(d) sets forth any and all settlements or agreements reached with respect to any such Actions related to the Seller Intellectual Property.

(e) Except as set forth on Schedule 3.8(e), Seller (or its Affiliates, as applicable) possesses the ability, whether by ownership, license or otherwise, to grant the right to access or use, grant a license or a sublicense under, or otherwise exercise any indicia of control over, all Seller Intellectual Property within the Territory. Except as set forth on Schedule 3.8(e), Seller (or its Affiliates, as applicable) has the right to assign, transfer or grant to Buyer all its rights in and to the Seller Intellectual Property that are being assigned, transferred or granted to Buyer under this Agreement and the Related Documents, in each case free of any rights or claims of any Person or any other Liens (other than Permitted Liens), and without payment by either party of any royalties, license fees or other amounts to any other Person.

(f) Schedule 3.8(f) sets forth a true, accurate and complete list of all royalty, license fee and other payment obligations of Seller or its Affiliates with respect to the Compounds. Other than as set forth on Schedule 3.8(f), no royalties, license fees or other payment obligations are owed by Seller or its Affiliates to any Person in connection with the Exploitation of any Compound. There are no royalties, license fees or other payments outstanding to any Person as of the date hereof in connection with the UofA License Agreement.

(g) Except as set forth on Schedule 3.8(g), (i) neither Seller nor its Affiliates, if applicable, has assigned, transferred, conveyed, or granted any licenses to the Seller Intellectual Property to third parties within the Territory, or otherwise caused or permitted any Lien to attach to any Seller Intellectual Property or the Compounds; (ii) neither Seller nor its Affiliates, if applicable, nor to Seller’s Knowledge, any other Person, is party to any agreements with third parties that materially limit or restrict the use of the Seller Intellectual Property within the Territory or require any payments for their use; (iii) (A) to Seller’s Knowledge, no Person, other than Seller or its Affiliates, has any proprietary, commercial, joint ownership, royalty or other interest in the Seller Intellectual Property or the goodwill associated therewith within the Territory, and (B) Seller has not created or permitted to exist any such interest; and (iv) neither Seller nor its Affiliates, if applicable, has entered into any contract (except for [***]) (A) granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Seller Intellectual Property, (B) expressly agreeing to indemnify any Person against any charge of infringement of any of the Seller Intellectual Property, or (C) granting any Person the right to control the prosecution of any of the Seller Intellectual Property. Except for the Permitted Liens, there are no existing agreements, options, commitments, or rights with, of or to any third party from Seller or its Affiliates to acquire or obtain any rights to any of the Seller Intellectual Property.

(h) To Seller’s Knowledge, there is no unauthorized use, infringement, misappropriation or violation of any of the Seller Intellectual Property by any Person within the Territory. To Seller’s Knowledge, the conduct of the Seller Compound Activities in the Territory, as it has been and is now being conducted, does not infringe or misappropriate or otherwise violate, as applicable, the Intellectual Property of any Person and, except as set forth on Schedule 3.8(h), Seller has not received any written notice from any Person regarding, and has no Knowledge of, any claim or assertion to the contrary.

(i) All issuance, renewal, maintenance and other material payments that are or have become due with respect to the Seller Intellectual Property have been timely paid by or on behalf of Seller. All documents, certificates and other material in connection with the Seller Intellectual Property have, for the purposes of maintaining such Seller Intellectual Property, been filed in a timely manner with the relevant Governmental Authorities in the United States, Canada, the United Kingdom, Germany, France, Italy, Spain and Japan and in such other countries where the failure to do so would not have a Material Adverse Effect. Seller and its Affiliates, as applicable, have properly filed, prosecuted and maintained all Patents included in the Seller Intellectual Property, and have properly filed and maintained all other Seller Intellectual Property, in each case in the United States, Canada, the United Kingdom, Germany, France, Italy, Spain and Japan and in such other countries where the failure to do so would not have a Material Adverse Effect.

(j) Seller has taken reasonable measures to protect and preserve the security, confidentiality, value and ownership of the Information and Inventions and other confidential information included in the Acquired Assets. Seller has obtained from each of its Affiliates, sublicensees, employees and agents, and from the employees and agents of its Affiliates, sublicensees and agents who performed any of the Seller Compound Activities, rights to any and all Information and Inventions arising out of or relating to such Seller Compound Activities. Seller’s public disclosures of Information and Inventions with respect to the Field or the Primary AMPAKINE® Compounds are as set forth on Schedule 3.8(j) hereto. Except as disclosed under confidentiality agreements and listed on Schedule 3.8(j) hereto, none of such Information and Inventions with respect to the Field or the Primary AMPAKINE® Compounds has been used by, disclosed or divulged to, or appropriated by or for the benefit of any Person other than Seller.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

Section 3.9. Contracts.

(a) Schedule 3.9(a) sets forth a true, accurate and complete list of all contracts, commitments, arrangements, agreements, leases, subleases, licenses, sublicenses, purchase orders for the sale or purchase of goods or services and any other understandings primarily related to the Acquired Assets to which Seller or any of its Affiliates is a party or by which any of them is bound, or to which any of the Acquired Assets are subject, including the Assumed Contracts set forth on Schedule 2.2(a)(ii) (the “Primary Contracts”), and including:

(i) Contracts that are material to the Compounds or the Exploitation thereof or that are material to the conduct of the Seller Compound Activities;

(ii) Contracts pursuant to which the Seller Compound Activities are or were conducted by third parties;

(iii) Contracts under which Seller or its Affiliates, as applicable, own, have under license, have a right to acquire (by option or otherwise), have a right to use or exercise (including any covenant not to sue or other similar right of forbearance), or otherwise Control, or have any other right or interest in or to any Seller Intellectual Property; and

(iv) Contracts limiting or restraining Seller in any material respect from engaging or competing in any lines of business with any Person or from purchasing any products, services or inventory from any third parties.

Seller has delivered to Buyer true and complete copies of all Primary Contracts, including all amendments, modifications and waivers relating thereto. Neither Seller nor any of its Affiliates are party to, or otherwise bound by, any oral contracts or agreements primarily related to the Acquired Assets.

(b) Schedule 3.9(b) sets forth a true, accurate and complete list of all contracts, commitments, arrangements, agreements, leases, subleases, licenses, sublicenses, purchase orders for the sale or purchase of goods or services and any other understandings related, but not primarily related, to the Acquired Assets to which Seller or any of its Affiliates is a party or by which any of them is bound, or to which any of the Acquired Assets are subject (the “Related Contracts” and, collectively with the Primary Contracts, the “Contracts”). The Primary Contracts are (i) in full force and effect, (ii) the valid and binding obligations of Seller, and to Seller’s Knowledge, the other parties thereto and (iii) enforceable in accordance with their respective terms, subject to the laws of general application relating to the rights of creditors generally. Except as would not have a Material Adverse Effect, the Related Contracts are (i) in full force and effect, (ii) the valid and binding obligations of Seller and, to Seller’s Knowledge, the other parties thereto and (iii) enforceable in accordance with their respective terms, subject to the laws of general application relating to the rights of creditors generally. There exists no default, or any event which upon notice or the passage of time, or both, could reasonably be expected to give rise to any default, in the performance by Seller or, to Seller’s Knowledge, by any other party under any Contract that would result in a Material Adverse Effect. Seller has not received any written notice, nor does Seller have any Knowledge, that any party to any of the Primary Contracts intends to cancel or terminate any Primary Contract or has or intends to submit to Seller (or any of its Affiliates, as applicable) any claim of material breach by any such party with respect to the performance of Seller’s obligations under any such Primary Contract.

Seller has delivered to Buyer true and complete copies of all Related Contracts, including all amendments, modifications and waivers relating thereto. Neither Seller nor any of its Affiliates are party to, or otherwise bound by, any oral contracts or agreements related, but not primarily related, to the Acquired Assets.

(c) Schedule 3.3 sets forth a true, accurate and complete list of those Assumed Contracts for which Consents are required to assign such Assumed Contracts to Buyer, including the UofA License Agreement. Subject to the receipt of the Consents listed on Schedule 3.3, Buyer will succeed to all right, title and interest of Seller (or its Affiliates, as applicable) under each Assumed Contract without the necessity to obtain any Consent to the assignment of such Assumed Contract.

(d) None of the Assumed Contracts have been entered into by Seller (or any of its Affiliates, as applicable) other than in the ordinary course of its or their business or other than on an arm’s length basis.

Section 3.10. Compliance with Applicable Law; Permits. The Seller Compound Activities have been and are conducted in material compliance with Applicable Law. Schedule 3.10 sets forth a true, accurate and complete list of all of the Permits. The Permits set forth on Schedule 3.10 have been issued to Seller and constitute all Permits that are required by Applicable Law or Governmental Authorities for the lawful conduct of the Seller Compound Activities and the lawful ownership of the Acquired Assets. Seller is in compliance in all material respects with the terms of all of the Permits, each Permit is in full force and effect, and no violations are or have been recorded in respect thereof. Except as set forth on Schedule 3.10, Buyer will succeed to all right, title and interest of Seller (or its Affiliate, as applicable) under each Permit without the necessity to obtain any Consents. No Action is pending or, to Seller’s Knowledge, threatened to cancel, suspend, revoke or limit any of the Permits and, to Seller’s Knowledge, there is no basis for any such Action.

Section 3.11. Non-Clinical and Clinical Material.

(a) All of the Non-Clinical and Clinical Material met specifications therefor when released and was produced in a good scientific manner and in accordance with customary industry practices. To the extent used for clinical activities, such material was at the time of use not adulterated or misbranded and was of suitable quality. Since their respective release dates, all material not used for clinical activities has been stored in accordance with good scientific practices and all material used for clinical activities has been stored in accordance with Good Manufacturing Practices.

(b) To the extent that the Non-Clinical and Clinical Material contains raw materials and works-in-progress, such raw materials and works-in-progress met specifications therefor when released and were produced in a good scientific manner and in accordance with customary industry practices, and to the extent used for clinical activities, were at the time of use not adulterated or misbranded and were of suitable quality. Since their release dates, all raw materials and works-in-process have been stored in accordance with good scientific practices.

Section 3.12. Litigation. Except as set forth on Schedule 3.12, there is no Action pending, or to Seller’s Knowledge, threatened before any Governmental Authority, and there is no claim, investigation or administrative action of any Governmental Authority pending, or to Seller’s Knowledge, threatened, that affects Seller or the Acquired Assets or that could reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Seller of the transactions contemplated by this Agreement or the Related Documents, nor has Seller been notified in writing of any reasonable basis on which any Action may be brought in the future that affects Seller, nor has Seller been notified of any reasonable basis on which any Action may be brought in the future that adversely affects the Acquired Assets. Seller has made available to Buyer true and complete copies of all court papers and other documents with respect to the matters referred to on Schedule 3.12. Except as set forth on Schedule 3.12, there is no outstanding Order of any Governmental Authority against Seller relating to the Acquired Assets or that adversely affects the Seller Compound Activities or delays the ability of Seller to perform its obligations hereunder or under any Related Document. No Action listed on Schedule 3.12 has had or would have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13. Adverse Information. Reports of all material adverse information with respect to the safety and efficacy of the Compounds known to Seller (or its Affiliates) as of the Effective Date has been provided to Buyer and (i) with respect to its conclusion, such report is true, complete and correct and (ii) with respect to the balance of such report, such report is true, complete and correct in all material respects. There are no scientific or technical facts or circumstances that would have a Material Adverse Effect on the scientific, therapeutic or commercial potential of the Compound other than the information provided to Buyer pursuant to the first sentence of this Section 3.13.

Section 3.14. Insurance. Seller has maintained commercial general liability insurance covering bodily injury and third party property damage with minimum limits of $[***] per occurrence and $[***] general aggregate, and (b) products liability/completed operations coverage (including clinical trial liability coverage) with minimum limits of $[***] each occurrence and $[***] general aggregate. Schedule 3.14 sets forth a true, accurate and complete list of all policies of casualty and liability insurance related to the Acquired Assets held by Seller or its Affiliates (specifying for each such insurance policy the insurer, the policy number or cover note number with respect to binders, the policy period, the policy limits, each pending claim thereunder, and setting forth the aggregate amounts paid out under each such policy during the past three years through the Effective Date). To Seller’s Knowledge, each such policy is valid and binding, and is or has been in effect during the entire policy period stated therefor. All insurance policies are in the name of Seller and all premiums with respect to such policies are paid on an installment basis when due. Seller has not received notice of cancellation or termination of any such policy, nor has it been denied or had revoked or rescinded any policy of insurance and Seller has not borrowed against any such policies. No claim under any such policy is pending.

Section 3.15. Taxes. Seller (and each of its Affiliates, as applicable) has timely paid all Taxes that will have been required to be paid by it, the non-payment of which would result in a Lien on any Acquired Asset, would otherwise adversely affect the Seller Compound Activities or would result in Buyer becoming liable or responsible therefor.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

Section 3.16. Brokers. Except as set forth on Schedule 3.16 hereto, no agent, broker, firm or other Person acting on behalf, or under the authority, of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

Section 3.17. Regulatory Matters.

(a) Seller and its Affiliates, if applicable, have conducted all clinical activities related to the Compounds in accordance with good clinical and good laboratory practices and in material compliance with other Applicable Law. To Seller’s Knowledge, Seller and its Affiliates have employed Persons with appropriate education, knowledge and experience to conduct and to oversee the conduct of the Seller Compound Activities.

(b) No Governmental Authority has notified Seller or its Affiliates, and Seller is not otherwise aware, that the conduct of the Seller Compound Activities were or are in violation of any Applicable Law or the subject of any investigation. Except as set forth on Schedule 3.17(b) and other than with respect to the pharmaceutical industry or the regulatory landscape in general, neither Seller nor any of its Affiliates is aware of any circumstances currently existing, which would reasonably be expected to lead to an adverse effect on the acceptance, or the subsequent approval, by any Governmental Authority of any filing, application or request for Regulatory Approval with respect to the Compounds.

(c) Neither Seller nor any of the Employees that conducted any Seller Compound Activities has been disqualified, debarred or voluntarily excluded by the FDA or any other Governmental Authority for any purpose, or has been charged with or convicted under United States federal law for conduct relating to the development or approval, or otherwise relating to the regulation, of any drug product under the Generic Drug Enforcement Act of 1992, the Act or any other Applicable Law, or has made an untrue statement of a material fact to any Governmental Authority with respect to the Acquired Assets (whether in any submission to such Governmental Authority or otherwise), or failed to disclose a material fact required to be disclosed to any Governmental Authority with respect to the Acquired Assets. Neither Seller nor any Employee has received any notice to such effect.

(d) Seller has made available, or has caused its Affiliates to make available, to Buyer all Regulatory Documentation, Seller Know-How and any other data, clinical studies, pre-clinical studies and other Information and Inventions in Seller’s or Seller’s Affiliates’ possession or Control regarding or primarily related to any Compound or any Improvement thereto, and all such Regulatory Documentation, Seller Know-How and other Information and Inventions were and are true, complete and correct in all material respects at such time and as of the date hereof. Except as set forth on Schedule 3.17(d), Seller has prepared, maintained and retained all Regulatory Documentation that is required to be maintained or reported pursuant to and in material compliance with good laboratory and clinical practices and other Applicable Law and all such information is true, complete and correct in all material respects and what it purports to be.

(e) Concurrently with the Effective Date, Seller and its Affiliates will assign to Buyer all of Seller’s and its Affiliates’ right, title and interest in and to all Regulatory Documentation, including, to the extent permitted by Applicable Law, all Regulatory Approvals, Controlled by Seller or its Affiliates at any time prior to the Effective Date.

Section 3.18. Adequate Consideration; Solvency. The consideration to be received by Seller under this Agreement constitutes fair consideration and reasonable value for the Acquired Assets. Seller is not insolvent, and shall not be rendered insolvent by any of the transactions contemplated by this Agreement or the Related Documents. As used in this Section 3.18, “insolvent” means that the sum of the debts and other liabilities and obligations of Seller exceeds the present fair saleable value of Seller’s assets. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Related Documents, (a) Seller will be able to pay its liabilities and obligations as they become due in the usual course of its business, (b) Seller will not have unreasonably small capital with which to conduct its business, (c) Seller will have assets (calculated at fair market value) that exceed its liabilities and obligations and (d) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller shall be unable to satisfy any such judgment promptly in accordance with its terms (taking into account an estimated probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller is and shall be sufficient to pay all such liabilities, obligations and judgments promptly in accordance with their terms.

Section 3.19. Environmental Matters.

(a) There are no writs, injunctions, decrees, orders or judgments outstanding against Seller and no written notice, notification, demand, request for information, citation, summons or order has been received by Seller, no written complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit or proceeding is pending, or to Seller’s Knowledge, threatened by any Governmental Authority or other Person involving any of Seller, any current or former subsidiary of Seller or the current or past activities, operations, real property or assets of Seller or any current or former subsidiary of Seller and relating to or arising out of any Environmental Law or Hazardous Substance against Seller, (i) which remains unresolved; and (ii) alleges or is with respect to a violation of any applicable Environmental Law that would have a Material Adverse Effect; and

(b) Seller has provided copies to Buyer of all material written environmental investigation reports that relate to its current facilities or, to Seller’s Knowledge, are otherwise in its possession.

Section 3.20. Disclosure. No representation or warranty of Seller contained in this Agreement or the disclosure Schedules furnished in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof, as follows, with each such representation and warranty subject only to such exceptions, if any, as are set forth in the particular disclosure Schedule numbered and captioned to correspond to, and referenced in, such representation or warranty:

Section 4.1. Organization, Standing and Power. Buyer is an international society with restricted liability duly organized, validly existing and in good standing under the laws of Barbados and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2. Authority; Binding Agreements. The execution and delivery by Buyer of this Agreement and the Related Documents to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer. Buyer has all requisite power and authority to enter into this Agreement and the Related Documents to which it is or will become a party and to consummate the transactions contemplated hereby and thereby, and this Agreement and such Related Documents have been, or upon execution and delivery thereof will be, duly executed and delivered by Buyer. This Agreement and the Related Documents to which Buyer is or will become a party are, or upon execution and delivery thereof will be, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to laws of general application relating to the rights of creditors generally.

Section 4.3. Conflicts; Consents. The execution and delivery by Buyer of this Agreement and the Related Documents to which it is or will become a party, the consummation of the transactions contemplated hereby and thereby and compliance by Buyer with the provisions hereof and thereof do not and will not (a) conflict with or result in a breach of the constitutive or organizational documents of Buyer, (b) violate any Applicable Law with respect to Buyer or Buyer’s properties or assets, (c) conflict with, result in a default or give rise to any right of termination, cancellation, modification or acceleration under any note, bond, lease, mortgage, indenture, permit, contract or other instrument or obligation to which Buyer or any of its Affiliates is a party, or by which Buyer, any of its Affiliates, may be bound or affected except as would not be expected to have a material impact or delay or prevent the consummation of the transactions contemplated by this Agreement and the Related Documents; or (d) require the Consent of, or any notification to or filing with, any Governmental Authority or other Person.

Section 4.4. Litigation. There is no Action pending, or to Buyer’s Knowledge, threatened before any Governmental Authority, and there is no claim, investigation or administrative action of any Governmental Authority pending, or to Buyer’s Knowledge, threatened, that could reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Buyer of the transactions contemplated by this Agreement or the Related Documents.

Section 4.5. Brokers. No agent, broker, investment banker, firm or other Person acting on behalf, or under the authority, of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated hereby.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1. Access to Information. Seller shall grant to Buyer such access to information in its possession related to the Acquired Assets and the transactions contemplated hereby and in the Related Documents with respect to the period before the Effective Date and such cooperation and assistance as shall be reasonably required to enable Buyer to complete its legal, regulatory, stock exchange and financial reporting requirements and for any other reasonable business purpose, including in respect of litigation and insurance matters; provided, however, that such access is upon reasonable prior notice and does not unreasonably disrupt the normal operations of Seller. Buyer shall promptly reimburse Seller for Seller’s reasonable out-of-pocket expenses associated with requests made by Buyer under this Section 5.1 but no other charges shall be payable by Buyer to Seller in connection with such requests.

Section 5.2. Confidentiality; Non Competition; Covenant Not to Sue.

(a) Seller Confidentiality Agreement. Subject to Seller’s rights under (A) the Seller License Agreement, (B) Article VII hereof, and (C) Section 5.5 below, Seller shall, and shall cause its Affiliates and its and their respective counsel, accountants, financial advisors, lenders and other agents and representatives (collectively, “Representatives”) to: (i) protect Buyer Confidential Information with at least the same degree of care, but no less than reasonable care, with which it protects its own most sensitive confidential information and not disclose or reveal any Buyer Confidential Information to any Person other than to Seller’s or its Affiliates’ respective Representatives, including financial advisors, current and prospective lenders and investors who need to know Buyer Confidential Information in connection with any investigation of Seller or the negotiation, preparation or performance of this Agreement or any Related Document or for the purpose of evaluating the transactions contemplated hereby, except to the extent that disclosure of Buyer Confidential Information has been consented to in writing by Buyer; and (ii) not use Buyer Confidential Information for any purpose other than (A) in connection with the evaluation or consummation of the transactions contemplated by this Agreement; (B) to the extent necessary in connection with any filing requirements under Applicable Law or to obtain any Consents from any Governmental Authority or other Person to the transactions contemplated by this Agreement; (C) to enforce Seller’s rights and remedies under this Agreement; or (D) as required to be disclosed under Applicable Law (provided, that, prompt notice of such disclosure will be given as far in advance as reasonably possible to Buyer to give Buyer an opportunity to determine whether disclosure is required and to assess the extent of Buyer Confidential Information required to be disclosed). The obligations of Seller under this Section 5.2(a) shall survive the Effective Date.

(b) Buyer Confidentiality Agreement. Buyer shall and shall cause its Affiliates and its and their respective Representatives to: (i) protect the Seller Confidential Information with at least the same degree of care, but no less than reasonable care, with which it protects its own most sensitive confidential information and not disclose or reveal any Seller Confidential Information to any Person other than to Buyer’s or its Affiliates’ respective Representatives, including financial advisors, current and prospective lenders and investors who need to know Seller Confidential Information in connection with the performance of this Agreement or any document to be delivered hereunder or for the purpose of evaluating the transactions contemplated hereby, except to the extent that disclosure of such Seller Confidential Information has been consented to in writing by Seller; and (ii) not use Seller Confidential Information for any purpose other than (A) in connection with the evaluation or consummation of the transactions contemplated by this Agreement; (B) to the extent necessary in connection with any filing requirements under Applicable Law or to obtain any Consents from any Governmental Authority or other Person to the transactions contemplated by this Agreement; (C) to enforce Buyer’s rights and remedies under this Agreement; or (D) as required to be disclosed under Applicable Law (provided, that prompt notice of such disclosure will be given as far in advance as reasonably possible to Seller to give Seller an opportunity to determine whether disclosure is required and to assess the extent of Seller Confidential Information required to be disclosed). The obligations of Buyer under this Section 5.2(b) shall survive the Effective Date.

(c) Restrictions on Seller’s Activities. Until the later of (i) the expiration of the last patent under the Seller Patent Rights or (ii) [***] from the date of the first commercial sale by Buyer or its Affiliate of a product that incorporates a Compound, neither Seller nor any of its Affiliates shall, directly or indirectly, develop, use or otherwise Exploit any compound or product in the Territory in the Field; provided that, in the event of a Non-Compete Adjustment Trigger, the restrictions set forth herein shall not apply to the acquiring entity’s activities that do not directly or indirectly use a Competing Compound in the Field.

(d) Restrictions on Buyer’s Activities. Neither Buyer nor its Affiliates shall directly or indirectly use or permit any third party to use any of its rights under Patent Family 5, Patent Family 6 or the Seller Know-How for any purposes outside of the Field. By way of example, without limiting the scope of the foregoing, Buyer and its Affiliates shall not directly or indirectly use or permit any third party to use any of its rights under Patent Family 5, Patent Family 6 or the Seller Know-How in the fields of neurodegenerative diseases, disorders and conditions, psychiatric diseases, disorders and conditions, sleep disorders, including Sleep Apnea and overcoming sleep deprivation, and sexual dysfunction. Additionally, neither Buyer nor its Affiliates shall directly or indirectly develop, use or otherwise Exploit or permit a third party to Exploit CX1739 other than in the Field in an injectable formulation. The Buyer hereby agrees that neither it nor its Affiliates shall directly or indirectly use or permit any third party to use any of its rights under Patent Family 9 for the prevention or treatment of Sleep Apnea. To the extent that Buyer determines in its sole discretion that CX1739 is not suitable for prevention or treatment in the Field, Buyer agrees not to, directly or indirectly, use or otherwise Exploit CX1739.

(e) Covenant Not to Sue. Buyer on behalf of itself, its Affiliates and any successors and assigns of Buyer or its Affiliates hereby waives any right, remedy or cause of action against Seller or its Affiliates or any of their respective licensees, transferees, successors or assigns for infringement of any Patents in Patent Family 9, with respect to products for use in the prevention or treatment of Sleep Apnea.

(f) Interpretation. Each Party acknowledges and agrees that the provisions of this Section 5.2 are necessary and reasonable to protect the other Party in the Exploitation of its compounds and are a material inducement to such Party’s execution and delivery of this Agreement. If the restrictions against engaging in competition contained in this Section 5.2 are determined in accordance with Section 9.1 to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, this Section 5.2 shall be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical areas as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable all as determined in accordance with Section 9.1. Each Party hereby waives any right to assert that any provision of law renders the restrictions contained in this Section 5.2 as invalid, illegal or unenforceable in any respect.

(g) Equitable Relief. Each Party acknowledges and agrees that a breach of this Section 5.2 will cause irreparable damage and great loss to the other Party or its Affiliates, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, each Party acknowledges and agrees that in the event of such a breach, the other Party shall be entitled to equitable relief, including injunctive relief, without posting bond or other security and without a showing of the inadequacy of monetary damages as a remedy.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

Section 5.3. Patent Family 11 Applications. Seller shall bear all costs and expenses associated with the filing and prosecution of the Patent Family 11 Applications; provided that, within ten (10) days of receipt of documentation, Buyer agrees to reimburse Seller up to a maximum of $[***] in the aggregate for Seller’s documented out-of-pocket expenses incurred in connection with the filing and prosecution of the Buyer 508 Application and the Buyer 254 Applications. If Buyer determines, in its sole discretion, to develop, use or otherwise Exploit either of the Compounds referred to as [***] and [***], then at such time Buyer shall have the right to negotiate a license with Seller on customary terms to use the Patent Family 11 Applications in the Field in any injectable dosage formulation for such compound(s) only. At the time such license is granted, Seller shall assist Buyer in obtaining such quantities of the Compounds referred to as [***] and [***] as Buyer may reasonably request, at Buyer’s cost and expense.

Section 5.4. Certain Tax Matters.

(a) Transfer Taxes. All recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement and the Related Documents or the transactions contemplated hereby and thereby (collectively, “Transfer Taxes”) shall be borne equally by Seller and Buyer; provided, however, that Buyer and Seller shall reasonably cooperate with one another to lawfully minimize such Taxes; provided further, however, that Buyer shall be solely responsible for any non-U.S. tax liabilities. In the case of Transfer Taxes for which Buyer is liable to the applicable taxing authority, on the Effective Date Seller shall pay to Buyer 50% of the amount of such Transfer Taxes as reasonably estimated by Buyer, with subsequent additional payments by Seller to Buyer or refunds by Buyer to Seller of amounts previously paid by Seller in the event it is subsequently determined that the amount of the subject Transfer Taxes was more or less than the estimated amounts.

(b) Tax Withholding. Buyer and Seller agree that all payments under this Agreement will be made without any deduction or withholding for or on account of any Taxes or other amounts unless required by Applicable Law. In the event Buyer determines that it is required under Applicable Law to withhold and pay any Tax to any revenue authority in respect of any payments made to Seller, the amount of such Tax shall be deducted by Buyer and paid to the relevant revenue authority, and Buyer shall notify Seller thereof and shall promptly furnish to Seller all copies of any Tax certificate or other documentation evidencing such withholding. Buyer shall not be required to pay any additional amounts to Seller in respect of any amounts paid to any revenue authority pursuant to the immediately preceding sentence. In the event that any withholding Tax shall subsequently be found to be due, payment of such Tax shall be the responsibility of Seller. The Parties agree to reasonably cooperate with each other, including by completing or filing documents required under the provisions of any applicable income tax treaty or Applicable Law, to claim any applicable exemption from, or reduction of, any such applicable Taxes. [***]

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(c) Bulk Sales. Seller and Buyer hereby waive compliance with any Applicable Laws with respect to “bulk sales” (including any requirement to withhold any amount from payment of the Purchase Price or the Milestone Payments) applicable to the sale to Buyer of the Acquired Assets by Seller.

(d) Cooperation and Exchange of Information. Each of Seller and Buyer shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return.

Section 5.5. Public Announcements. Other than the press release(s) set forth on Schedule 5.5 hereto (which shall be released promptly following the execution of this Agreement by both Parties), and a Form 8-K (including copies of the Agreement and the Related Documents as required) to be filed by Seller with the Securities and Exchange Commission with respect to the transactions contemplated hereby (and following reasonable prior review by Buyer), neither Party shall issue or permit any of their respective Affiliates to issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby or by the Related Documents without the prior consent of the other Party, which consent shall not be unreasonably withheld, except as may be required by Applicable Laws (in which case the Party required to make the release or statement shall allow the other Party reasonable time to comment on such release or statement in advance of such issuance to the extent permitted by Applicable Laws). Each Party shall give the other Party a reasonable opportunity to review all filings of this Agreement and all filings describing the terms of this Agreement with any Governmental Authority, including without limitation the United States Securities and Exchange Commission, prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including the provisions of this Agreement for which confidential treatment should be sought.

Section 5.6. Checks; Remittances and Refunds. If Seller or its Affiliates receive any payment, refund or other amount that is attributable to or results from an Acquired Asset and that is properly due and owing to Buyer in accordance with the terms of this Agreement, Seller shall promptly remit, or cause to be remitted, such amount to Buyer. Seller shall promptly endorse and deliver to Buyer any notes, checks, negotiable instruments, letters of credit or other documents received on account of or attributable to the Acquired Assets that are properly due and owing to Buyer in accordance with the terms of this Agreement, and Buyer shall have the right and authority to endorse, without recourse, the name of Seller or any of its Affiliates on any such instrument or document.

Section 5.7. Cooperation in Litigation. Subject to the terms of the Seller License Agreement, Buyer and Seller shall cooperate with each other in the defense or prosecution of any Action instituted prior to the Effective Date or that may be instituted thereafter against or by such Parties relating to or arising out of the activities conducted pursuant to the Seller Compound Activities or the Acquired Assets prior to or after the Effective Date (other than litigation between Buyer and Seller or their respective Affiliates arising out of the transactions contemplated hereby or by the Related Documents). Subject to Article VIII, the Party requesting such cooperation shall pay the reasonable and verifiable out-of-pocket costs and expenses of providing such cooperation (including legal fees and disbursements) incurred by the Party providing such cooperation and by its officers, directors, employees and agents, and any applicable Taxes in connection therewith, but shall not be responsible for reimbursing such Party or its officers, directors, managers, employees or agents for their time spent in such cooperation, provided that, the amount of such time is reasonable and consistent with such individual’s other obligations.

Section 5.8. Cooperation in Patent Transfer, Assignment, Prosecution, Maintenance and Enforcement. Upon the reasonable request of Buyer, and at Buyer’s sole expense, Seller and its patent attorneys and agents will cooperate with Buyer following the Effective Date to prepare any additional documentation required to record and give effect to the assignment of the Seller Patent Rights in accordance with this Agreement. Subject to the terms of the Seller License Agreement, Seller shall, at Buyer’s expense for Seller’s reasonable and verifiable out-of-pocket costs and expenses, cooperate and assist Buyer with the filing, prosecution, defense and enforcement of any Patents that are included in the Acquired Assets or that claim or cover any Information and Inventions included therein, including by providing access to inventors and other persons familiar with the conception and reduction to practice of any Information and Inventions included within the Acquired Assets.

Section 5.9. Required Approvals and Consents. As soon as reasonably practicable, but in any event, no later than ten (10) Business Days after the Effective Date, Seller shall make all filings required to be made by Seller in order to consummate the transactions contemplated herein. The Parties shall also cooperate with each other with respect to all filings that Buyer elects to make. Seller shall use its commercially reasonable efforts to obtain all Consents, in accordance with its obligations under Section 2.4, required to effect the assignment of the Assumed Contracts and Permits to Buyer.

Section 5.10. Transfer Period. Buyer and Seller shall use their commercially reasonable efforts to transfer all tangible embodiments of the Seller Intellectual Property and Books and Records included in the Acquired Assets as soon as reasonably practicable but in any event within [***] months of the Effective Date (the “Transfer Period”) in accordance with the transfer plan set forth on Schedule 5.10 (the “Transfer Plan”). At Buyer’s reasonable request, Seller shall provide technical assistance to the employees and contractors of Buyer and its Affiliates as may be reasonably required to ensure an efficient and orderly transfer of the Seller Intellectual Property and Books and Records to Buyer, including making available to Buyer those of Seller’s Employees with training and expertise relating to the Acquired Assets listed on Schedule 5.10 (the “Seller Resource Employees”) for a minimum of [***] hours per week during the Transfer Period. To the extent that assistance is required after the expiration of the Transfer Period or exceeds [***] hours in the aggregate for all Seller Resource Employees, then Buyer shall reimburse Seller for its reasonable, documented out-of-pocket expenses relating to such assistance at a rate of $[***]/hour.

Section 5.11. Compliance with Laws. Each Party shall perform, and shall ensure that its Affiliates, sublicensees and contractors perform, the activities for which such Party is responsible under this Agreement and all other activities required or permitted under this Agreement in compliance with the Foreign Corrupt Practices Act, and, in all material respects, with all other Applicable Laws and regulations.

Section 5.12. Variable Interest Entities. [***] Seller agrees that, in the event that Buyer and its independent auditors (of nationally recognized standing in the U.S.) determine in good faith that Buyer or any one of its Affiliates is required (subsequent to the Effective Date) to consolidate Seller under US GAAP as a result of (i) [***] or (ii) [***], Buyer shall notify Seller as soon as reasonably practicable and Buyer shall (no less than thirty (30) Business Days prior to the date upon which Buyer and its Affiliates, as a calendar year end U.S. domestic issuer, would be required to

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publicly release consolidated financial results) provide Seller with [***] and, for so long as Buyer or its Affiliate is required to so consolidate, Seller shall:

(a) provide to Buyer and its auditors all (i) financial information, (ii) audited annual or unaudited quarterly financial statements, as applicable, prepared in accordance with US GAAP and (iii) access to Seller’s books, records and accounting personnel that is necessary in order for Buyer to prepare such consolidated financial statements and reconcile Seller’s financial results to US GAAP, in each case within a time period sufficient to permit Buyer and its Affiliates (as a calendar year end U.S. domestic issuer) to consolidate the financial results; and

(b)(i) collaborate in good faith with Buyer and its Affiliates to provide information as reasonably necessary (including by permitting Buyer to use or disclose to its lenders Seller’s financial information and financial statements) to enable Buyer and its Affiliates to determine their compliance with any covenants under their credit agreements with their lenders and (ii) comply with any covenants under such credit agreements if such covenants become applicable to Seller as of such consolidation requirement; provided that, in no event shall any such accommodation restrict Seller’s ability to conduct its operations in the normal course of business; and provided further that, Buyer shall engage in good faith negotiations with its lenders to exempt and waive compliance with such requirement.

[***] Buyer agrees that any and all information of Seller disclosed pursuant to this Section 5.12 shall be considered Seller Confidential Information for all purposes and limited to the uses described in this Section 5.12.

Section 5.13. Post-Closing Filings; Further Assurances.

(a) As promptly as practicable following Closing, Seller shall submit filings with the following Governmental Authorities in order to assign ownership of the Regulatory Documentation relating to CX717 to Buyer:

(i) FDA;

(ii) Medicines & Healthcare products Regulatory Agency in the United Kingdom; and

(iii) Bundesinstitut für Arzneimittel und Medizinprodukte (German Federal Institute for Drugs and Medical Devices).

(b) As promptly as practicable following Closing, Seller shall submit filings with the Medicines & Healthcare products Regulatory Agency in the United Kingdom to provide Buyer the right to cross-reference Regulatory Documentation relating to CX1739.

(c) As promptly as practicable following Closing, Seller shall use its commercially reasonable efforts, at Seller’s sole cost and expense, to obtain, prior to the end of the Transfer Period, Consent for the assignment of any of the Assumed Contracts to the extent not obtained prior to the Effective Date. Seller shall provide Buyer the reasonable opportunity to review and comment on each such Consent prior to the execution thereof and shall take into account any

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comments received by Buyer and incorporate such comments to the extent practicable. With respect to the following contracts: (i) [***]; (ii) [***]; (iii) [***]; (iv) [***]; and (v) [***], Seller shall use its commercially reasonable efforts, at Seller’s sole cost and expense, to bifurcate, prior to the end of the Transfer Period, such contract such that the portion of such contract relating to CX717 may, with Buyer’s reasonable consent, become an Assumed Contract.

(d) In the event that any contract (including, without limitation, the [***]) retained by Seller relates to one or more Compounds and includes obligations of the other party to keep data or other information confidential, Seller shall enforce its rights with respect to such obligations for the benefit of Buyer. In the event that any contract (including, without limitation: (i) [***] and (ii) [***]) retained by Seller relates to one or more Compounds and includes provisions for publication of data or other information relating to such Compound(s), Seller shall not publish such data or other information without the prior written consent of Buyer and shall exercise its rights under such contract to prevent or limit any such publication by any other party thereto. In the event that any contract (including, without limitation, [***]) retained by Seller relates to one or more Compounds and includes provisions for the furnishing to Seller of any data or other information relating to such Compound(s) after the Effective Date, Seller shall promptly upon receipt of such data or other information provide a copy thereof (in all forms received under such contract) to Buyer.

(e) At such time that the [***] Books and Records are no longer subject to confidentiality restrictions under the [***] Agreement, Seller shall, and hereby does, promptly transfer to Buyer all right, title and interest in and to such [***] Books and Records (and all tangible embodiments thereof) free and clear of all Liens other than contractual rights in favor of [***] under the [***] Agreement or Seller under the Seller License Agreement, including their respective successors and assigns.

(f) Each Party shall, and shall cause its Affiliates to, at any time and from time to time, upon the request of the other Party, and at the requesting Party’s expense, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered and filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for carrying out the purposes of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.14. [***]

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1. Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to complete the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Date of the following conditions:

(a) No Adverse Law; No Injunction. No Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of all or any part of the transactions contemplated by this Agreement or the Related Documents, and no Action shall be pending or threatened by any Governmental Authority or other Person seeking any such Order or decree or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions;

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(b) Governmental Approvals. All required notifications and filings with any Governmental Authority shall have been made and any waiting periods applicable to the transactions contemplated hereby pursuant to any Applicable Law shall have expired or been terminated.

Section 6.2. Conditions to Obligations of Buyer. The obligation of Buyer to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Buyer at or prior to the Effective Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Seller contained herein that are qualified by materiality or subject to thresholds shall be true and correct in all respects, and the representations and warranties of Seller contained herein that are not so qualified shall be true and correct in all material respects, as of the Effective Date.

(b) Covenants; Material Adverse Effect. Seller shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Effective Date. As of the Effective Date, there shall have been no Material Adverse Effect.

(c) Officer’s Certificate. Buyer shall have received a certificate, dated as of the Effective Date, duly executed by an authorized executive officer of Seller, certifying that:

(i) all of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

(ii) the resolutions adopted by the Board of Directors of Seller (or a duly authorized committee thereof) authorizing the execution, delivery and performance of this Agreement, as attached to the certificate, were duly adopted at a duly convened meeting of such board or committee, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto; and

(iii) Seller’s officer executing this Agreement, and each of the other documents necessary for consummation of the transactions contemplated herein, is an incumbent officer, and the specimen signature on such certificate is a genuine signature.

(d) Material Consents. Subject to Section 2.4, Buyer shall have received duly executed and delivered copies of all Material Consents and all such other Consents or approvals required to vest in Buyer good and marketable title in the Acquired Assets, free and clear of any and all Liens (other than Permitted Liens and Liens set forth on Schedule 3.6(a)), shall have been obtained or made, as the case may be.

(e) Certain Deliveries at Signing. Seller shall have delivered or caused to be delivered to Buyer:

(i) subject to Section 2.4, a Bill of Sale and Assignment and Assumption Agreement, substantially in the form of Exhibit 6.2(e)(i), as may be reasonably necessary, among other things, to effect the assignment to Buyer of all rights of Seller (and its Affiliates, as applicable) in and to the Assumed Contracts, duly executed by Seller (or its Affiliate, as applicable);

(ii)(A) an opinion of Seller’s corporate counsel, and (B) an opinion of Seller’s Delaware counsel, each dated as of the Effective Date, in form and substance reasonably satisfactory to Buyer;

(iii) assignments duly executed by Seller for the registrations and applications included in the Seller Intellectual Property (except the AMPAKINE® Trademark, which is licensed to the Buyer pursuant to Section 2.5(b) hereof) in substantially the form attached hereto as Exhibit 6.2(e)(iii), which shall be recordable in all jurisdictions in which such registrations have been made or such applications have been filed;

(iv) an unredacted, fully executed copy of each Primary Contract, and physical possession of all other Acquired Assets, subject to the Transfer Plan, together with all such other deeds, endorsements or other instruments as shall be reasonably requested by Buyer to vest in Buyer good and marketable title to all of the Acquired Assets, free and clear of all Liens (other than Permitted Liens and Liens set forth on Schedule 3.6(a) hereto);

(v) drafts of all filings referenced on Schedule 3.4 hereto to be made with Governmental Authorities following the Effective Date;

(vi) a duly executed counterpart to the Seller License Agreement; and

(vii) evidence that the first $[***] milestone payable under the Patent Family 1 UofC License Agreement in connection with the compound referred to as [***] has been paid to the University of California.

(f) Certificate of Good Standing. Buyer shall have received a certificate of good standing in respect of Seller certified by the Secretary of State or other appropriate official of the State of Delaware, dated as of a date not more than ten (10) days prior to the Effective Date.

(g) Board Approval. This Agreement and the transactions contemplated hereby shall have been duly approved and adopted by the Seller’s Board of Directors in accordance with Seller’s charter documents and Applicable Law.

(h) Tax Form. Seller shall have delivered to Buyer a properly completed IRS form W-9 duly executed by Seller.

(i) UofC Intellectual Property. The UofC Intellectual Property shall have been conveyed to Buyer from the University of California.

(j) UofC Field-Limited Agreement. The University of California shall have duly executed and delivered the UofC Field-Limited Agreement, in form and substance reasonably acceptable to Buyer.

(k) UofA Consent and Amendment. The University of Alberta shall have duly executed and delivered the UofA Consent and Amendment.

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(l) UofA Research Consent. [***] (now known as [***]) shall have duly executed and delivered the UofA Research Consent.

(m) AMPAKINE® Trademark Registration. Seller shall have filed Trademark applications for Buyer’s use of the AMPAKINE® Trademark in the Field in the United States.

(n) Nationalization/Filing of Patent Family 11 Applications.

(i) Seller shall have completed nationalization of the 508 Application in the jurisdictions listed on Schedule 6.2(m)(i) hereto, and in any additional jurisdictions as may be agreed by the Parties, as two separate Patent applications on the same day, each in form and substance acceptable to Buyer. The first Patent application shall include claims directed to the Other AMPAKINE® Compounds and their method of use outside the Field (the “Seller 508 Application”) and the second Patent application shall include claims directed to the method of use of the Other AMPAKINE® Compounds in the Field (the “Buyer 508 Application”).

(ii) Seller shall have filed two PCT Patent applications and two US utility Patent applications for the 254 Application on the same day, each in form and substance reasonably acceptable to Buyer. The first PCT Patent application and the first US utility Patent application shall include claims directed to the Other AMPAKINE® Compounds and their method of use outside the Field (the “Seller 254 Applications”) and the second PCT Patent application and the second US utility Patent application shall include claims directed to the method of use of the Other AMPAKINE® Compounds in the Field (the “Buyer 254 Applications”).

(iii) Seller shall have executed and delivered assignment documentation, in form and substance reasonably satisfactory to Buyer, transferring ownership to Buyer of the Buyer 508 Application and the Buyer 254 Applications.

(o) Other Documents. Buyer shall have received such other documents, certificates and instruments as it may reasonably request, and all actions hereunder and all documents and other papers required to be delivered by Seller hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall be reasonably acceptable to Buyer in form and substance.

Section 6.3. Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller at or prior to the Effective Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Buyer contained herein that are qualified by materiality or subject to thresholds shall be true and correct in all respects, and the representations and warranties of Buyer contained herein that are not so qualified shall be true and correct in all material respects, as of the Effective Date.

(b) Covenants. Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Effective Date.

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(c) Officer’s Certificate. Seller shall have received a certificate, dated as of the Effective Date, duly executed by an authorized representative of Buyer, certifying that:

(i) all of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;

(ii) all required approvals of Buyer authorizing the execution, delivery and performance of this Agreement have been obtained and remain in full force and effect; and

(iii) Buyer’s officer executing this Agreement, and each of the other documents necessary for consummation of the transactions contemplated herein, is an incumbent officer, and the specimen signature on such certificate is a genuine signature.

(d) Certain Deliveries at Signing. Buyer shall have delivered or caused to be delivered to Seller:

(i) payment of the Purchase Price less the Holdback Amount by wire transfer of same day funds directly to the account set forth on Schedule 6.3(d)(i); and

(ii) a Bill of Sale and Assignment and Assumption Agreement, substantially in the form of Exhibit 6.2(e)(i), duly executed by Buyer, as may be reasonably necessary, among other things, to effect the consummation of the transactions contemplated herein;

(iii) a duly executed counterpart to the Seller License Agreement; and

(iv) a duly executed counterpart to the UofC Field-Limited Agreement.

(e) Other Documents. Seller shall have received such other documents, certificates and instruments as it may reasonably request, and all actions hereunder and all documents and other papers required to be delivered by Buyer hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall be reasonably acceptable to Seller in form and substance.

ARTICLE VII

REPURCHASE OF ASSETS

Section 7.1. Repurchase of Assets by Seller.

(a) In the event that Buyer determines, in its sole discretion, that (i) the First Milestone has not been achieved or (ii) Buyer no longer intends to develop, use or otherwise Exploit the Primary AMPAKINE® Compounds in the Field, then Buyer shall promptly notify Seller and may elect, within ninety (90) days of such determination, to (x) continue to conduct and fund additional studies required for Regulatory Approval by the FDA of an NDA for a Primary AMPAKINE® Compound for use in the Field, (y) require Seller to repurchase the Acquired Assets from Buyer for consideration of $1, or (z) proceed with other arrangements as may be agreed by the Parties. Notwithstanding the foregoing, in the event that, within ninety (90) days of satisfaction of the First Milestone Event, Buyer has not paid the First Milestone Payment, then the First Milestone Payment shall not be payable, and Seller shall have the right, within thirty (30) days thereafter, to require Buyer to sell the Acquired Assets to Seller for consideration of $1 by giving written notice to Buyer.

(b) In the event that Buyer determines, in its sole discretion, that (i) the AMPAKINE® Pivotal Studies are inconclusive and additional studies are required to support Regulatory Approval of the AMPAKINE® NDA Submission or (ii) Buyer no longer intends to develop, use or otherwise Exploit the Primary AMPAKINE® Compounds in the Field, then Buyer shall promptly notify Seller and may elect, within ninety (90) days of such determination, to (x) continue to conduct and fund additional studies required for Regulatory Approval by the FDA of an NDA for the Compound referred to as CX717 or any other Primary AMPAKINE® Compound for use in the Field, (y) require Seller to repurchase the Acquired Assets from Buyer for consideration of $1, or (z) proceed with other arrangements as may be agreed by the Parties. Notwithstanding the foregoing, in the event that, within ninety (90) days of satisfaction of the Second Milestone Event, Buyer has not paid the Second Milestone Payment, then the Second Milestone Payment shall not be payable, and Seller shall have the right, within thirty (30) days thereafter, to require Buyer to sell the Acquired Assets to Seller for consideration of $1 by giving written notice to Buyer.

(c) In the event that Seller is to repurchase the Acquired Assets from Buyer pursuant to Sections 7.1(a) or 7.1(b) above, the Parties shall use commercially reasonable efforts to prepare customary documentation and consummate such transaction in an expeditious manner. For purposes of clarification, the Acquired Assets subject to repurchase shall include, without limitation, all Information and Inventions, Regulatory Documents and other assets set forth in Section 2.2 through the repurchase date.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Survival; Expiration.

(a) Notwithstanding any investigation made by or on behalf of Seller or Buyer prior to, on or after the Effective Date, the representations and warranties contained in this Agreement (including the Schedules hereto) and in any Related Document shall survive the Effective Date and shall terminate [***] the Effective Date, except that the representations and warranties:

(i) set forth in Section 3.1 (Organization, Standing and Power); Section 3.2 (Authority; Binding Agreements); Section 3.3 (Conflicts; Consents); Section 3.4 (Governmental Authorizations); Section 3.6(a) (Good Title; Sufficiency of Assets), Section 3.16 (Brokers), Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority; Binding Agreements), Section 4.3 (Conflicts; Consents) and Section 4.4 (Brokers) shall survive indefinitely;

(ii) that constitute or are based upon fraud or intentional misrepresentation shall survive indefinitely; and

(iii) set forth in Section 3.15 (Taxes) and Section 3.19 (Environmental Matters) shall survive until the expiration of the applicable statute of limitation.

The covenants, agreements and obligations of the Parties shall survive until fully performed and discharged, unless otherwise expressly provided herein. For clarity, the covenant set forth in Section 5.12 shall survive indefinitely. Each Party shall give prompt written notice to the other Party of

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(x) any event, circumstance or condition that constitutes a breach of, or makes inaccurate, any representation and warranty of such Party hereunder, or (y) the non-fulfillment of any covenant, agreement or obligation of such Party hereunder.

Section 8.2. Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and its Affiliates, and the directors, officers, managers, employees and Representatives of Buyer and its Affiliates, from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, Liens, Taxes, penalties, obligations and expenses (including reasonable attorneys’ fees and expenses and costs and expenses of investigation) (collectively, “Losses”) incurred or suffered, directly or indirectly, by any such Person arising from, by reason of or in connection with:

(a) any breach or inaccuracy of any representation or warranty of Seller in this Agreement or any Related Document;

(b) any failure by Seller to duly and timely perform or fulfill any of its covenants or agreements required to be performed by Seller under this Agreement, any Related Document or under any other document or instrument delivered by Seller pursuant hereto or thereto or the UofC Field-Limited Agreement;

(c) any Excluded Liability or Excluded Asset;

(d) except with respect to the laws of Barbados, the failure of Seller to comply with any Applicable Laws relating to bulk sales or Tax applicable to the transactions contemplated by this Agreement;

(e) any Transfer Taxes allocated to Seller pursuant to Section 5.4;

(f) any Permitted Lien relating to the Acquired Assets; and

(g) any fees payable by Seller to any entity set forth on Schedule 3.16 hereto.

Section 8.3. Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller and its Affiliates, and the directors, officers, employees and Representatives of Seller and its Affiliates, from and against any and all Losses incurred or suffered, directly or indirectly, by any such Person arising from, by reason of or in connection with:

(a) any breach or inaccuracy of any representation or warranty of Buyer in this Agreement or any Related Document;

(b) any failure by Buyer to duly and timely perform or fulfill any of its covenants or agreements required to be performed by Buyer under this Agreement or any Related Document or under any other document or instrument delivered by Buyer pursuant hereto or thereto;

(c) the failure of Buyer to comply with any Applicable Laws relating to bulk sales or Tax applicable to the transactions contemplated by this Agreement;

(d) any Transfer Taxes allocated to Buyer pursuant to Section 5.4; and

(e) any Assumed Liability.

Section 8.4. Calculation of Losses; Mitigation of Damages.

(a) The amount of any Losses for which indemnification is provided under this Article VIII shall be net of any amounts actually recovered by the Indemnified Party under insurance policies or otherwise with respect to such Losses (net of any Tax or expenses incurred in connection with such recovery). For purposes of clarification, nothing set forth in this provision shall require the Buyer to seek recovery under its insurance policies with respect to such Losses.

(b) Any indemnity payment hereunder shall be treated as an adjustment to the Purchase Price to the extent permitted by Applicable Law. Where the receipt of any such payment is treated for Tax purposes in a manner other than as an adjustment to the Purchase Price, the amount of the payment shall be adjusted to take account of any net Tax cost actually incurred, or benefit actually enjoyed, by the Indemnified Party in respect thereof.

(c) Each Party shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

(d) Notwithstanding anything to the contrary elsewhere in this Agreement, no Party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of revenue, income or profits, loss of business reputation or opportunity relating to the breach or alleged breach hereof.

Section 8.5. Certain Procedures for Indemnification.

(a) If any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification, or receives notice of the assertion of any claim or of the commencement of any Action by any Person not a party to this Agreement against such Indemnified Party, for which a Party is required to provide indemnification under this Article VIII (an “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim or the commencement of that Action; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party, except to the extent that such failure prejudices the Indemnifying Party’s ability to defend such Action.

(b) With respect to third party claims for which indemnification is claimed hereunder (each, an “Indemnification Claim”), (i) the Indemnifying Party shall be entitled to participate in the defense of any such Indemnification Claim, and (ii) if, in the reasonable opinion of counsel to the Indemnified Party, such Indemnification Claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and commits to diligently and vigorously conduct such defense, then the Indemnifying Party shall be entitled (A) to direct the defense of any Indemnification Claim at its sole cost and expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party, and (B) to settle and compromise any such Indemnification Claim or Action for money damages alone; provided, however, that if the Indemnified Party has elected to be represented by separate counsel pursuant to the proviso below, or if such settlement or compromise does not include an unconditional release of the Indemnified Party for any liability arising out of such Indemnification Claim or Action, such settlement or compromise shall be effected only with the written consent of the Indemnified Party, which consent will not be unreasonably withheld. Notwithstanding the foregoing, if a settlement or compromise offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the offer and, subject to the applicable limitations of Sections 8.6, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Indemnification Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnification Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement or compromise offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnified Party with respect to such Indemnification Claim. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or Action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 8.5 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if, in the reasonable opinion of counsel to the Indemnified Party, an actual or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party that would make such separate representation advisable, then the Indemnified Party shall have the right to employ counsel to represent it and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party; provided further, that in no event shall the Indemnifying Party be responsible for the fees of more than one law firm for all Indemnified Parties in connection with any Indemnification Claim. The Indemnified Party and the Indemnifying Party shall each render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Action.

(c) In the event that Seller owes any amounts to Buyer with respect to Seller’s indemnification obligations set forth in this Article VIII, then without limiting any other rights or remedies of Buyer hereunder, and subject to the Cap, the Buyer shall be entitled to offset any unpaid and indemnifiable Losses against any Milestone Payments remaining due to the Seller hereunder.

Section 8.6. Certain Limitations on Indemnification.

(a) Notwithstanding the provisions of this Article VIII, no Party shall have any indemnification obligations for Losses under Sections 8.2(a) or 8.3(a) unless the aggregate amount of all such Losses exceeds $[***] (the “Basket”), in which case Seller or Buyer, as applicable, shall be liable for all Losses arising from such Indemnification Claim (subject to the Cap, as defined below). In no event shall the aggregate indemnification to be paid by Seller, on the one hand, or Buyer, on the other hand, for any indemnification obligations for Losses under Sections 8.2(a) or 8.3(a) exceed $[***] (the “Cap”).

(b) If the Indemnifying Party makes any payment on any Indemnification Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Indemnification Claim. For purposes of clarification, nothing set forth in this provision shall require the Indemnifying Party to seek recovery under its insurance policies with respect to such Indemnification Claim.

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Section 8.7. Exclusive Remedy. The sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement or the Related Documents, shall be indemnification in accordance with this Article VIII. In furtherance of the foregoing, each of the Parties hereby waives, to the fullest extent permitted by Applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other Party, arising under or based upon any Applicable Law (including any such law relating to environmental matters or arising under or based upon common law or otherwise). Notwithstanding the foregoing, this Section 8.7 shall not operate to limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief) or limit the rights of the Parties to pursue claims based upon fraud.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Governing Law. Construction and interpretation of this Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Applicable Law of another jurisdiction.

Section 9.2. Notices. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in written form, and shall be deemed delivered (a) on the date of delivery when delivered by hand on a Business Day, (b) on the Business Day designated for delivery if sent by reputable overnight courier maintaining records of receipt and (c) on the date of transmission when sent by facsimile, electronic mail or other electronic transmission during normal business hours on a Business Day, with confirmation of transmission by the transmitting equipment; provided, however, that any such communication delivered by facsimile or other electronic transmission shall only be effective if within two Business Days of such transmission such communication is also delivered by hand or deposited with a reputable overnight courier maintaining records of receipt for delivery on the Business Day immediately succeeding such day of deposit. All such communications shall be addressed to the Parties at the address set forth as follows, or at such other address as a Party may designate upon ten (10) days’ prior written notice to the other Party.

If to Buyer, to:

Biovail Laboratories International SRL

Welches, Christ Church

Barbados, West Indies BB17154

Attention: Chief Operating Officer

Facsimile: (246) 420-1532

with a copy (which shall not constitute notice) to:

Biovail Corporation

7150 Mississauga Road

Mississauga, ON L5N 8M5

Attention: Vice President, Associate General Counsel

Facsimile: (905) 286-3370

with a copy (which shall not constitute notice) to:

Morgan Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ 08540

Attention: Randall B. Sunberg, Esq.

Facsimile: (609) 919-6701

If to Seller to:

Cortex Pharmaceuticals, Inc.

15241 Barranca Parkway

Irvine, California 92618

Attention: Chief Executive Officer

Facsimile: (949) 727-3657

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth, P.C.

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

Attention: Lawrence B. Cohn

Facsimile: (949) 725-4100

Section 9.3. Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except for the provisions of Article VIII, this Agreement is for the sole benefit of the Parties hereto and not for the benefit of any third party, including, for the avoidance of doubt, any Employee.

Section 9.4. Amendments and Waivers. No modification, amendment or waiver of any provision of, or consent or approval required by, this Agreement, nor any consent to or approval of any departure herefrom, shall be effective unless it is in writing and signed by the Party against whom enforcement of any such modification, amendment, waiver, consent or approval is sought. Such modification, amendment, waiver, consent or approval shall be effective only in the specific instance and for the purpose for which given. Neither the failure of either Party to enforce, nor the delay of either Party in enforcing, any condition or part of this Agreement at any time shall be construed as a waiver of that condition or part or forfeit any rights to future enforcement thereof. No action taken pursuant to this Agreement, including any investigation by or on behalf of either Party hereto, shall be deemed to constitute a waiver by the Party taking action of compliance by the other Party with any representation, warranty, covenant, agreement or obligation contained herein.

Section 9.5. Cumulative Rights. Except as expressly provided herein, the various rights under this Agreement shall be construed as cumulative, and no one of them is exclusive of any other or exclusive of any rights allowed by Applicable Law.

Section 9.6. Expenses.

(a) Except as otherwise specified herein, each Party shall bear any costs and expenses with respect to the transactions contemplated herein incurred by it.

(b) If the Effective Date occurs on or before March 25, 2010, then Buyer shall reimburse Seller up to a maximum of $[***] of the reasonable and documented out-of-pocket expenses incurred by Seller in connection with the transactions contemplated by this Agreement and the Related Documents (including attorneys’ fees and disbursements); which reimbursement shall occur within ten (10) days of receipt of a documented request.

Section 9.7. Arbitration.

(a) Except as otherwise expressly provided in this Agreement, any disputes, claims or controversies arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, shall be promptly presented to the Chief Executive Officers of Buyer and Seller (or alternative officers designated by Buyer or Seller) for resolution and if such officers cannot promptly resolve such disputes, claims or controversies then such dispute, claim or controversey shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice.

(b) Any arbitration hereunder shall be conducted before the American Arbitration Association, or its successor. The arbitration shall be conducted before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by the American Arbitration Association unless specifically modified herein. The arbitration shall be located in New York, New York. The arbitrator shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as he or she determines.

(c) The parties covenant and agree that the arbitration shall commence within ninety (90) days of the date on which a written demand for arbitration is filed by either Party (the “Filing Date”). In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each Party and any third-party witnesses. In addition, each Party may take up to three (3) depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each Party shall provide to the other, no later than seven (7) Business Days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a Party’s witnesses or experts. The arbitrator’s decision and award shall be made and delivered within thirty (30) days of the closing of the arbitration hearing. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability.

(d) The Parties covenant and agree that they will participate in the arbitration in good faith. Any Party unsuccessfully refusing to comply with an order of the arbitrator shall be

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liable for costs and expenses, including attorneys’ fees, incurred by the other Party in enforcing the award. Notwithstanding anything to the contrary contained in this Agreement, this Section 9.7 shall not apply to any request by any Party to this Agreement for temporary, preliminary or permanent injunctive relief or other forms of equitable relief.

(e) Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

Section 9.8. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either Party hereto without the prior written consent of the other Party hereto, which consent will not be unreasonably withheld; provided, however, that, upon prior written notice to the other Party, either Party may assign, sublicense, subcontract or delegate this Agreement and any or all of its rights and obligations under this Agreement (i) to any of its Affiliates, (ii) in connection with a merger, consolidation, sale of substantially all of such Party’s assets or (iii) otherwise by operation of Applicable Law without the prior written consent of the other Party. Any attempted assignment, sublicense, subcontract or delegation in violation of this Section 9.8 shall be null and void.

Section 9.9. Enforceability; Severability. Without limitation to Section 5.2(e), (a) if any covenant or provision hereof is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision hereof if the rights and obligations of a Party hereto will not be materially and adversely affected, each of which is hereby declared to be separate and distinct, (b) if any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and (c) if any provision of this Agreement is declared invalid or unenforceable for any reason other than overbreadth, the Parties hereto agree to modify the offending provision so as to maintain the essential benefits of the bargain (including the rights and obligations hereunder) between the Parties to the maximum extent possible, consistent with Applicable Law and public policy.

Section 9.10. Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Related Documents and the other agreements, certificates and documents delivered in connection herewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement among the Parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings among the Parties with respect to the subject matter hereof.

Section 9.11. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

CORTEX PHARMACEUTICALS, INC.

By:
Name:
Title:

BIOVAIL LABORATORIES INTERNATIONAL SRL

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

Exhibit 1 – Certain Compound Definitions

[***]

“CX717” means [***]

“CX1739” means [***]

“CX1763” means [***]

“CX1942” means [***]

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